 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 5, 1998

                                                REGISTRATION NO. 333-44689
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                --------------

                             AMENDMENT NO. 1

                                    TO

                                   FORM S-3

                            REGISTRATION STATEMENT

                                     UNDER

                          THE SECURITIES ACT OF 1933

                                --------------
                          TRANS WORLD AIRLINES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

       DELAWARE                 4512                 43-1145889
       (STATE OF          (PRIMARY STANDARD       (I.R.S. EMPLOYER
    INCORPORATION)           INDUSTRIAL          IDENTIFICATION NO.)
                         CLASSIFICATION CODE
                               NUMBER)

                           ONE CITY CENTRE
                         515 N. SIXTH STREET
                         ST. LOUIS, MISSOURI
                                63101
                           (314) 589-3000

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                --------------

                                   COPY TO:

         GERALD L. GITNER                DIANE G. KERR, ESQ.
   CHAIRMAN AND CHIEF EXECUTIVE         DAVIS POLK & WARDWELL
             OFFICER                     450 LEXINGTON AVENUE
  ONE CITY CENTRE, 515 N. SIXTH        NEW YORK, NEW YORK 10017
              STREET                        (212) 450-4000
    ST. LOUIS, MISSOURI 63101
          (314) 589-3000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                            OF AGENTS FOR SERVICE)

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earliest effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [_]

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

PROSPECTUS
                          TRANS WORLD AIRLINES, INC.

               1,725,000 SHARES OF 9 1/4% CUMULATIVE CONVERTIBLE
                         EXCHANGEABLE PREFERRED STOCK
                          (PAR VALUE $.01 PER SHARE)
                        $86,250,000 PRINCIPAL AMOUNT OF
              9 1/4% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2007
                       10,917,525 SHARES OF COMMON STOCK

                               ----------------

  This Prospectus relates to the 1,725,000 shares of the 9 1/4% Cumulative Convertible Exchangeable Preferred Stock, par value $.01 per share (the "Preferred Stock"), of Trans World Airlines, Inc., a Delaware corporation ("TWA" or the "Company"), the $86,250,000 aggregate principal amount of the Company's 9 1/4% Convertible Subordinated Debentures due 2007 (the "Debentures") issuable upon exchange of the Preferred Stock and the 10,917,525 shares of the Company's Common Stock, $.01 par value per share (the "Common Stock"), issuable upon conversion of the Preferred Stock or the Debentures, subject to adjustment under certain circumstances.

  The Preferred Stock was initially issued and sold by TWA to Lazard Freres & Co. LLC and PaineWebber Incorporated (the "Initial Purchasers") and were offered by the Initial Purchasers on December 2, 1997 (the "Original Offering"), in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), to persons reasonably believed by the Initial Purchasers of the Preferred Stock to be "qualified institutional buyers" (as defined by Rule 144A under the Securities Act ("Rule 144A")) or "accredited investors" (as defined by Rule 501(a)(1),
(2), (3) or (7)) under the Securities Act or in transactions complying with the provisions of Regulation S under the Securities Act ("Regulation S"). The Preferred Stock, along with the Debentures issuable upon exchange of the Preferred Stock and the Common Stock issuable upon conversion of the Preferred Stock or the Debentures, may be offered and sold from time to time by the holders named herein or by their transferees, pledgees, donees, or their successors (collectively, the "Selling Holders") pursuant to this Prospectus. The Registration Statement on Form S-3 of which this Prospectus is a part (the "Registration Statement") has been filed with the Securities and Exchange Commission (the "SEC" or the "Commission") pursuant to the Company's obligations under a registration rights agreement dated as of December 2, 1997 (the "Registration Rights Agreement") among the Company and the Initial Purchasers, which was entered into in connection with the Original Offering.

  Dividends on the Preferred Stock are cumulative from the date of original issuance and payable quarterly in arrears commencing March 15, 1998 at an annual rate of 9 1/4% (equivalent to $4.625 per share per annum). The
Preferred Stock has a liquidation preference of $50.00 per share, plus accrued and unpaid dividends.
                                                         Continued on next page

  PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER MATTERS DISCUSSED UNDER THE
                       CAPTION "RISK FACTORS" ON PAGE 9.

THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION,  NOR  HAS  THE
  SECURITIES AND  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES COMMISSION
  PASSED   UPON  THE   ACCURACY  OR   ADEQUACY  OF   THIS  PROSPECTUS.   ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

  THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                               ----------------

             THE DATE OF THIS PROSPECTUS IS FEBRUARY 5, 1998.

Continued from cover page

  Each share of the Preferred Stock (or, if issued, each $50.00 principal amount of Debentures) may be converted at any time at the option of the holder, unless previously redeemed or exchanged, into shares of Common Stock at a conversion price of $7.90 per share or $50.00 principal amount of Debentures (equivalent to a conversion rate of approximately 6.329 shares of Common Stock for each share of Preferred Stock or $50.00 principal amount of Debentures). The number of shares of Common Stock issuable upon conversion of the Preferred Stock or the Debentures is subject to possible adjustment under certain circumstances. Therefore, the number of shares of Common Stock registered hereunder may increase or decrease. See "Description of Preferred Stock--Conversion Rights."

  The Preferred Stock may be exchanged, in whole but not in part, at the option of the Company, for the Debentures on any dividend date beginning on December 15, 1999 at the rate of $50.00 principal amount of Debentures for each share of Preferred Stock outstanding at the time of exchange; provided, that all accrued and unpaid dividends on the Preferred Stock to the date of exchange, whether or not earned or declared, have been paid or set aside for payment and certain other conditions are met. The Debentures, if issued, will bear interest payable semiannually and will have the terms and conditions set forth elsewhere in this Prospectus. As of September 30, 1997, the amount of the Company's Senior Indebtedness (as defined herein) aggregated approximately $965.1 million, and the amount of the trade payables and other indebtedness of the Company's subsidiaries was immaterial in amount. If issued, the Debentures will be effectively subordinated to all rights of third party creditors of the Company's subsidiaries. The Company and its subsidiaries expect from time to time to incur additional indebtedness, including, but not limited to, Senior Indebtedness. The Indenture will not prohibit or limit the incurrence of such additional indebtedness. (All other obligations would rank pari passu to the Debentures, including obligations under noncancellable operating leases, advance ticket sales, and trade payables, among others, which obligations were approximately $10.9 million, $272.1 million and $268.8 million, respectively, at September 30, 1997.)

  The Preferred Stock may not be redeemed prior to December 15, 2000. On or after December 15, 2000, the Preferred Stock may be redeemed, in whole or in part, at the option of the Company, at the redemption prices set forth elsewhere in this Prospectus plus accrued and unpaid dividends thereon to the date fixed for redemption. See "Description of Preferred Stock--Optional Redemption by the Company."

  Upon the occurrence of a Change in Control (as defined herein), the conversion price of the Preferred Stock will be reduced for a limited period of time in the event that the Market Value (as defined herein) of the Common Stock is less than the then prevailing conversion price, but in no event will the conversion price be lower than $4.67, subject to certain adjustments as set forth herein.

  The Preferred Stock, the Debentures and the shares of Common Stock issuable upon conversion of the Preferred Stock or Debentures may be sold by the Selling Holders from time to time directly to purchasers or through agents, underwriters or dealers. See "Plan of Distribution." If required, the names of any agents or underwriters involved in the sale of the securities in respect of which this Prospectus is being delivered, along with any applicable agent's commission, dealer's purchase price or underwriter's discount, will be set forth in an accompanying supplement to this Prospectus (the "Prospectus Supplement"). Furthermore, information concerning Selling Holders set forth herein may change from time to time, and the changes will be set forth in such a Prospectus Supplement.

  The Selling Holders will receive all of the net proceeds from the sale of the Preferred Stock, the Debentures and the shares of Common Stock issuable upon conversion of the Preferred Stock or Debentures and will pay any and all underwriting discounts and selling commissions applicable to the sale of such securities. The Company is responsible for payment of all other expenses incident to the registration of the securities registered hereunder.

  The Selling Holders and any broker-dealers, agents or underwriters which participate in the distribution of the securities offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them or purchases by them of such securities at a price less than the initial price to the public may be deemed to be underwriting commission for discounts under the Securities Act.

  Pursuant to the Registration Rights Agreement, the Company has also agreed to pay certain fees and expenses incident to the registration of the Preferred Stock, the Debentures and the shares of Common Stock issuable upon conversion of the Preferred Stock or Debentures. It is estimated that the aggregate amount of fees and expenses payable by the Company in connection with the registration of the securities offered hereby will be approximately $187,944.00. The Company intends to keep the Registration Statement effective until the earlier of (i) the sale of all securities covered by the Registration Statement and (ii) the expiration of two years after the date of the initial issuance of shares of Preferred Stock on December 2, 1997, or, if the period applicable under Rule 144(k) under the Securities Act, or any successor provision, is shortened, such shorter period.

  The Company has listed the Common Stock into which the Preferred Stock is convertible with the American Stock Exchange ("AMEX"). There has not previously been any public market for the Preferred Stock, and there can be no assurance that an active public trading market will ever develop for the Preferred Stock, or, if issued, the Debentures. The Common Stock is listed on AMEX under the symbol "TWA." On February 4, 1998, the closing sale price on AMEX for one share of the Common Stock was $11.375 per share.

  No person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer of securities made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any underwriter, dealer or agent. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than those to which it relates. Neither the delivery of this Prospectus nor any sale of, or offer to sell, the securities offered hereby shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or that the information herein is correct as of any time subsequent to its date.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, and at the following Regional Offices of the
Commission: Northeast Regional Office, 7 World Trade Center, Suite 1300, New York City, New York 10048 and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained upon written request addressed to the Securities and Exchange Commission, Public Reference Section, Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information can also be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York City, New York 10006-1881, on which the Common Stock of the Company is listed. The Commission maintains a Web Site that contains reports, proxy statements and other materials that are filed through the Commission's Electronic Data Gathering Analysis and Retrieval System. This Web Site can be accessed at http://www.sec.gov. In addition, the Company has agreed, for so long as any of the securities offered hereby remain outstanding, to make available to any prospective purchaser or beneficial holder of such securities in connection with any sale thereof, the information required by subsection (d) of Rule 144A under the Securities Act ("Rule 144A"), until such time as the holders thereof have disposed of such securities pursuant to an effective registration statement filed by the Company.

  This Prospectus contains summaries believed to be accurate and complete in all material respects of material terms of certain agreements; however, in each such case, reference is made to the actual agreements (copies of which will be made available upon request to the Company) for complete information with respect thereto, and all such summaries are qualified in their entirety by this reference.

  This Prospectus forms a part of the Registration Statement, including all amendments (including post-effective amendments) and exhibits thereto, which the Company has filed under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all the information otherwise set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and the exhibits filed as part thereof. The Registration Statement may be inspected at the public reference facilities maintained by the Commission at the addresses set forth in the preceding paragraph. Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The Company hereby incorporates by reference in this Prospectus (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and Quarterly Report on Form 10-Q for the quarter ended September 30, 1997; (ii) the Company's Amendment to its Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, as filed on Form 10-Q/A; (iii) the description of the Common Stock and Warrants for Common Stock contained in the Company's Form 8-A dated September 5, 1997 filed under the Exchange Act, including any amendment or reports filed for the purpose of updating such description; and
(iv) the Company's Proxy Statement and Notice of Meeting relating to the Annual Stockholders held on May 29, 1997, each of which has been filed with the Commission pursuant to the requirements of the Exchange Act.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company hereby undertakes to furnish without charge to each person to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any and all documents incorporated herein by reference (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to the Corporate Secretary of Trans World Airlines, Inc., One City Centre, 515 N. Sixth Street, St. Louis, Missouri 63101, telephone (314) 589-3285.

                               PROSPECTUS SUMMARY

  This summary does not purport to be complete and is qualified in its entirety by reference to the detailed information and financial statements appearing elsewhere in this Prospectus or incorporated by reference herein. Terms not defined in this summary are defined elsewhere herein.

THE COMPANY

  TWA is the eighth largest U.S. air carrier (based on revenue passenger miles ("RPMs") for the first nine months of 1997), whose primary business is transporting passengers, cargo and mail. During the first nine months of 1997, the Company carried more than 17.6 million passengers and flew approximately
19.2 billion RPMs. As of September 30, 1997, TWA provided regularly scheduled jet service to 86 cities in the United States, Mexico, Europe, the Middle East, Canada and the Caribbean. As of September 30, 1997, the Company operated a fleet of 186 jet aircraft.

  TWA's North American operations have a primarily domestic hub in St. Louis at Lambert International Airport ("St. Louis") and a domestic-international hub at New York's John F. Kennedy International Airport ("JFK"). TWA is the predominant carrier at St. Louis, with approximately 365 scheduled daily departures as of September 30, 1997 and approximately a 72% share of airline passenger enplanements in St. Louis for the first nine months of 1997. Given its location in the center of the country, St. Louis is well-suited to function as an omni-directional hub for both north-south and east-west transcontinental traffic. Therefore, TWA believes it can offer more frequencies and connecting opportunities to many travelers in its key Midwestern markets than competing airlines.

  TWA's international operations are concentrated at JFK, from which TWA currently serves 28 domestic and international cities with approximately 42 daily departures. JFK is both the Company's and the industry's largest international gateway from North America. As of September 30, 1997, the Company offers non-stop flights from JFK to 8 cities in Europe and the Middle East as well as 17 destinations in the U.S. and the Caribbean. As described below, during 1997, the Company has taken steps to refocus and improve the operating and financial performance of its JFK operations.

RECENT FINANCIAL AND OPERATING RESULTS

  For the third quarter of 1997, TWA reported operating income of $63.8 million and pre-tax income of $47.2 million. These results compare to operating income of $26.0 million and pre-tax income of $10.0 million in the third quarter of 1996. In addition, the Company's yield (passenger revenue per RPM) for the third quarter of 1997 increased 3.2% to 11.24c versus the comparable prior year period and passenger revenue per available seat mile ("RASM") increased 5.8% to 8.08c versus the comparable prior year period. The Company's unit costs remained essentially unchanged at 8.29c, despite a 13.7% decrease in capacity for the quarter versus the third quarter of 1996, as measured by total available seat miles ("ASMs").

  TWA also has significantly enhanced its operational reliability and schedule integrity since the first quarter of 1997. According to statistics reported to the U.S. Department of Transportation (the "DOT"), TWA ranked first among the 10 largest U.S. scheduled commercial airlines in domestic on-time performance in both the second and third quarters of 1997. This compares to tenth (last) and eighth place finishes, respectively, for the same periods of 1996. TWA has also recorded a significant improvement in its percentage of scheduled flights completed. In the second and third quarters of 1997, TWA completed an average of approximately 99% of scheduled flights, which management believes is among the highest in the industry. In contrast, TWA completed 97.4% of scheduled flights in the second and third quarters of 1996 and 96.2% for 1996 overall.

RECENT STRATEGIC INITIATIVES

  Management believes that certain strategic initiatives undertaken by the Company beginning in late 1996 have contributed to the improved financial and operating results described above. TWA's management began to implement such strategic initiatives in response to a significant deterioration in the Company's operating performance and financial condition during the second half of 1996. This deterioration was primarily caused by (i) an overly aggressive expansion of TWA's capacity and planned flight schedule, particularly during the 1996 summer season, which forced the Company to rely disproportionately on lower-yield feed traffic and bulk ticket sales to fill the increased capacity of its system; (ii) the delayed delivery of four older 747s intended to increase capacity for incremental international operations during the summer of 1996; and (iii) unexpected maintenance delays due to the capacity increase, higher levels of scheduled narrow-body heavy maintenance and increased contract maintenance performed for third parties. These factors caused excessive levels of flight cancellations, poor on-time performance, increased pilot training costs and higher maintenance expenditures and adversely affected the Company's yields and unit costs. In addition, the crash of TWA Flight 800 on July 17, 1996 distracted management's attention from core operating issues and led to lost bookings and revenues. The Company also experienced a 27.6% increase in fuel costs in 1996 versus 1995, primarily due to a 22.3% increase in the average fuel price paid per gallon during the year.

  The primary focus of the Company's new strategic initiatives is to reestablish TWA's operational reliability and schedule integrity and overall product quality in order to attract higher-yield passengers and improve its financial results. As the initial steps in implementing this strategy, the Company temporarily reduced its flight schedule during the first quarter of 1997 to more closely match aircraft available for active service and worked to reduce the number of aircraft in maintenance backlog by increasing overtime and utilizing maintenance capacity made available by the termination of an unprofitable aircraft maintenance contract with the U.S. government.

  Other new strategic initiatives being pursued by TWA are:

  Accelerated Fleet Renewal. In the first quarter of 1997, as part of its efforts to improve near-term operational performance, TWA announced plans to accelerate the retirement of the 14 747s and 11 L-1011s remaining in its fleet at December 31, 1996. As a result, TWA's last L-1011 was retired in September 1997 and its last 747 is scheduled to leave active service in February 1998. Under its fleet renewal plan, the Company has been replacing these older, less reliable and less efficient wide-body aircraft with new or later-model used 757, 767 and MD-80 aircraft. Management believes that these smaller aircraft are more appropriately sized to the routes served, and, by reducing the Company's reliance on lower-yield feed traffic to fill capacity, have resulted in higher load factors and improved yields. Further, these newer, twin-engine, two-pilot aircraft are expected to provide efficiencies in fuel, flight crew and maintenance expenses, while reducing long-term pilot training costs by enabling TWA to have fewer aircraft types in the fleet. TWA also expects to retire eight 727s during 1998. As a result of this fleet restructuring, it is estimated that the Company's mix of narrow-body and wide-body aircraft shifted to approximately 91%/9% as of December 31, 1997 versus approximately 80%/20% as of year-end 1996, and that TWA's average number of seats per aircraft declined to 141 from 161 over the same period. Management estimates that as of December 31, 1997, the average age of its fleet had decreased to slightly under 17 years from 19 years at year-end 1996.

  The Company believes that this rationalization of fleet size, together with the decrease in international operations described below, will help deseasonalize TWA's business, with the difference between TWA's seasonal average daily peak and trough capacities anticipated to be approximately 4.1% in 1998, versus 26.2% in 1996 and 20.2% in 1997. As a result, the Company expects the seasonal variability of its financial performance will be reduced; however, there can be no assurance that such deseasonalization will occur.

  Restructuring of JFK Operations. As part of its efforts to position the Company for sustained profitability, TWA restructured its operations at JFK during 1997 by eliminating certain unprofitable international destinations

(such as Frankfurt and Athens), as well as certain low-yield domestic feed service into JFK. The Company also consolidated for the near term most of its JFK operations from two terminals into a single terminal in order to reduce operating costs, increase facility utilization and improve passenger service. In addition to enhancing yields and load factors, the substitution of 757s and 767s for 747s and L-1011s on international routes also has increased operating efficiencies at JFK, since these smaller aircraft are better suited to the physical limitations of TWA's terminals. As a result of these changes, TWA's international scheduled capacity (as measured by ASMs) decreased 31.2% in the first nine months of 1997 versus the same period in 1996 and represented 20.0% of total scheduled capacity for the first nine months of 1997 versus 26.1% for the same period in 1996.

  Productivity Enhancements. The Company has sought to improve its financial performance through productivity enhancements. During 1997, TWA has realized cost efficiencies in maintenance, reflecting the elimination of TWA's maintenance backlog during the first quarter of 1997, as well as the reduced maintenance requirements for the newer aircraft added to TWA's fleet. In addition, as described above, the Company's fleet renewal plan is expected to provide efficiencies in fuel, flight crew and training expenses, while the JFK restructuring has eliminated certain unprofitable routes and reduced certain operating costs. TWA's average number of employees per aircraft has decreased from 131 as of December 31, 1996 to 121 as of September 30, 1997, and to 119 as of December 31, 1997, which is generally consistent with industry standards.

  Marketing Initiatives. The Company has also begun to introduce a series of marketing initiatives designed, in combination with its enhanced operational reliability and schedule integrity, to attract a greater percentage of higher-yield business passengers. These initiatives include branded service products such as an improved international business class, Trans World One SM ("Trans World One"), expanded first class cabins in the domestic narrow-body fleet (launched with an enhanced service package as Trans World First in January
1998), and a branded short-haul business market service in the first quarter of 1998. The Company has also enhanced its frequent flier program by introducing a Platinum level for its highest mileage customers and, for certain travelers, a system for recognizing dollar amount paid as well as miles flown, and by joining the American Express Membership Miles program, which allows members to earn additional frequent flier miles on TWA. The Company is also in the early phases of a series of facilities upgrades, including a newly opened Ambassadors Club in St. Louis, a renovated club at LaGuardia, a completely refurbished club in its JFK terminal and improved new check-in counters and backwalls. The Company's advertising features the improved on-time and operational performance, new aircraft, and the programs outlined above.

  Employee Initiatives. Through the SCORE Program (or Safe, Clean, On-time and Reliable), TWA has sought to institutionalize throughout all levels of its organization the importance of running an airline with operational reliability. This program provides certain operating and procedural guidelines for enhancing performance and improving overall product quality. In addition, in 1996 the Company introduced Flight Plan 97, which pays eligible employees a $65 bonus for each month that TWA finishes in the top five in all three performance categories tracked by the DOT (on-time performance, customer complaints and baggage handling) and a total of $100 if TWA also ranks first in at least one of such categories. Based on the Company's performance in September 1997, eligible employees earned their first bonus under this program, a $100 payment for ranking first in on-time performance, fourth in customer complaints and fifth in baggage handling.

CHANGES TO MANAGEMENT TEAM

  On February 12, 1997, the Company's Board of Directors (the "Board of Directors" or the "Board") named Gerald L. Gitner, a member of the Board since 1993, as Chairman and Chief Executive Officer of the Company. Mr. Gitner, who had been named acting Chief Executive Officer in December 1996, replaced Jeffrey H. Erickson, who on October 24, 1996 announced his intention to leave as the Company's President and Chief

Executive Officer. On March 27, 1997, the Board confirmed the appointment of William F. Compton, a TWA pilot and a director of the Company since November 1993, as Executive Vice President, Operations. Mr. Compton had been named acting Executive Vice President, Operations in December 1996. On May 29, 1997 the Board elected Donald M. Casey as Executive Vice President, Marketing. On October 29, 1997 James F. Martin was elected as Senior Vice President, Human Resources. On December 3, 1997, the Board elected Mr. Compton President and Chief Operating Officer. On December 31, 1997 Roden A. Brandt resigned as Senior Vice President, Planning, but will remain as a consultant to the Company. On January 28, 1998, the Board appointed Kathleen A. Soled, Esq. to serve as the Company's Senior Vice President and General Counsel replacing Richard P. Magurno, Esq. who resigned on the same date. See "Risk Factors--Risk Factors Related to the Company--Changes to Management Team."

LABOR MATTERS

  On March 6, 1997, the International Association of Machinists and Aerospace Workers (the "IAM") was certified to replace the Independent Federation of Flight Attendants ("IFFA") as the bargaining representative for the Company's flight attendants. Negotiations on a new collective bargaining agreement with the IAM with regard to the flight attendants commenced in July 1997 and are currently ongoing. Negotiations regarding the Company's ground employees represented by the IAM commenced in February 1997 and are also currently ongoing. At the request of the IAM, a mediator was appointed on August 6, 1997 in connection with the negotiation on the collective bargaining agreement covering the ground employees. Negotiations on a new collective bargaining agreement with the Air Line Pilots Association ("ALPA") commenced in June 1997 and are currently ongoing. See "Certain Provisions of the Certificate of Incorporation, the By-laws and Delaware Law--Board of Directors" and "Risk Factors--Risk Factors Related to the Company--'94 Labor Agreements."

RECENT DEVELOPMENTS

  On December 9, 1997, the Company issued and sold $140,000,0000 aggregate principal amount of 11 1/2% Senior Secured Notes due 2004 (the "11 1/2% Notes") to Lazard Freres & Co. LLC and PaineWebber Incorporated, as initial purchasers. The 11 1/2% Notes were subsequently offered and resold to Qualified Institutional Buyers (as defined in Rule 144A under the Securities Act) pursuant to Rule 144A under the Securities Act, to a limited number of institutional investors that are Accredited Investors (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and in offshore transactions complying with Rule 903 or Rule 904 of Regulation S under the Securities Act (the "11 1/2% Notes Offering").

  On January 22, 1998, the Company filed an exchange offer registration statement to effectuate the exchange of 11 1/2% Senior Secured Notes due 2004, which will have been registered under the Securities Act, for any and all outstanding 11 1/2% Notes. The Company will use its reasonable best efforts to cause such exchange offer registration statement to become effective within 150 days after the date of original issuance of the 11 1/2% Notes.

  On December 30, 1997, the Company consummated a Rule 144A/Regulation S private placement offering (the "Receivables Securitization Offering") of $100 million aggregate principal amount of 9.80% Airline Receivable Asset Backed Notes due 2001 (the "Receivables Securitization Notes"). Proceeds from the offering were used to repay the Company's remaining debt to Karabu Corporation pursuant to the Karabu Ticket Program Agreement between the Company and Karabu Corporation. See the discussion of the "Icahn Loans" in "Management's Discussion and Analysis of Financial Condition and Results of Operations Liquidity and Capital Resources" incorporated herein by reference.

  TWA is a Delaware corporation organized in 1978 and is the successor to the business of its predecessor corporation, Transcontinental & Western Air, Inc., originally formed in 1934. The Company's principal executive offices are located at One City Centre, 515 N. Sixth Street, St. Louis, Missouri 63101 and its telephone number is (314) 589-3000.

                                 RISK FACTORS

  In addition to the other information contained in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing any of the securities offered hereby.

  Certain statements made in this Prospectus relating to plans, conditions, objectives and economic performance go beyond historical information and may provide an indication of future results. To that extent, they are forward-looking statements within the meaning of Section 21E of the Exchange Act, and each of them is therefore subject to risks, uncertainties, and assumptions that could cause actual results to differ from those in the forward-looking statement. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Some of the uncertainties that might adversely impact TWA's future results of operations include, but are not limited to, the "Risk Factors" described below.

RISK FACTORS RELATED TO THE COMPANY

 Liquidity; Substantial Indebtedness; Capital Expenditure Requirements

  The Company believes that continued improvement in its operating results is necessary for TWA to maintain adequate liquidity. The Company's auditors included in their report dated March 24, 1997 on TWA's Consolidated Financial Statements for the year ended December 31, 1996 an explanatory paragraph to the effect that substantial doubt exists regarding the Company's ability to continue as a going concern due to the Company's recurring losses from operations and limited sources of additional liquidity. See the Company's 1996 consolidated financial statements incorporated by reference in this Prospectus (including the notes thereto, the "1996 Consolidated Financial Statements") and the Company's condensed consolidated financial statements for the nine months ended September 30, 1997 (including the notes thereto, the "1997 Interim Consolidated Financial Statements") incorporated by reference herein, together referred to herein as the "Consolidated Financial Statements."

  The Company is highly leveraged and has and will continue to have significant debt service obligations. As of September 30, 1997, the Company's ratio of long-term debt and capital leases (including current maturities) to shareholders' equity was 4.0 to 1. After giving effect to this Offering, the 11 1/2% Notes Offering and the Receivables Securitization Offering and the application of the net proceeds therefrom, the ratio of such long-term debt and capital leases (including current maturities) to shareholders' equity would have been approximately 3.32 to 1. TWA's estimated minimum payment obligations under noncancellable operating leases in effect at September 30, 1997 were approximately $330 million for 1998 and approximately $2,339 million for periods thereafter. Over the last several years, the Company's earnings have not been sufficient to cover fixed charges. The Company's earnings were not sufficient to cover fixed charges by $91.5 million and $75.4 million for the nine months ended September 30, 1997 and 1996, respectively, $340.1 million for the year ended December 31, 1996, $40.1 million for the four months ended December 31, 1995, $357.3 million for the eight months ended August 31, 1995, $459.6 million for the year ended December 31, 1994, $92.4 million for the two months ended December 31, 1993, $481.3 million for the ten months ended October 31, 1993, and $457.3 million for the year ended December 31, 1992. See "Selected Consolidated Financial Data," and the Consolidated Financial Statements.

  The degree to which the Company is leveraged could have important consequences to holders of the securities offered hereby, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on the Company's existing indebtedness;
(iii) the Company is placed at a relative competitive disadvantage to its less highly leveraged competitors and is more vulnerable to economic downturns; and
(iv) such indebtedness contains restrictive and other covenants, which, if not complied with, may result in an event of default which, if not cured or waived, could have a material adverse effect on the Company (including, under certain circumstances, a cross-default of other debt).

  On September 30, 1997, the Company's total cash and cash equivalents balance was approximately $104.6 million (including amounts held in TWA's international operations and by subsidiaries which, based upon various monetary regulations and other factors, might not be immediately available to the Company). This balance represented a decrease of approximately $77.0 million from the Company's corresponding cash balance at December 31, 1996. This reduction in the Company's cash balance resulted primarily from the repayment of long-term debt and capital lease obligations and from TWA's net losses in the first half of 1997.

  TWA has no unused credit lines and must satisfy all of its working capital and capital expenditure requirements from cash provided by operating activities, from external capital sources or from the sale of assets. Substantially all of TWA's strategic assets, including its owned aircraft, have been pledged to secure various issues of outstanding indebtedness of the Company. To the extent that pledged assets are sold, the applicable financing agreements generally require the sale proceeds to be applied to repay the corresponding indebtedness. To the extent that the Company's access to capital is constrained, the Company may not be able to make certain capital expenditures or to continue to implement certain other aspects of its strategic plan, and the Company may therefore be unable to achieve the full benefits expected therefrom.

  The Company's long-term viability as well as its ability to meet its existing debt and other obligations and future capital commitments depends upon the Company's financial and operating performance, which in turn is subject to, among other things, prevailing economic conditions and to certain other financial, business and other factors beyond the Company's control. As discussed elsewhere herein, in late 1996 and early 1997, the Company began implementing certain operational changes which are intended to improve the Company's financial results through, among other things, improved operational reliability; higher yields and load factors; increased fuel, pilot and other aircraft operating efficiencies; and a decrease in maintenance-related expenditures, employee headcount and JFK-related operating costs. Although management believes that such operational changes will be successful and that the Company's cash flow from its operations and financing activities should therefore be sufficient in the foreseeable future to meet the Company's debt and other obligations and future capital commitments, the airline industry in general and the Company in particular are subject to significant risks and uncertainties referred to in this Prospectus including under these Risk Factors and "Management's Discussion and Analysis of Financial Condition and Results of Operations--General" and "--Liquidity and Capital Resources" incorporated herein by reference. While the Company has not finalized its capital expenditure budget for 1998, the Company believes that its plans will call for substantial capital expenditures during that period. While the Company is seeking financing for certain of its planned capital expenditures, a substantial portion of such expenditures are expected to utilize internally generated funds. The inability to finance or otherwise fund such expenditures could have a material adverse effect on the ability of the Company to continue to implement its strategic plan. Therefore, there can be no assurance that the Company's operating results and financing activities will be sufficient in the foreseeable future to meet its debt and other obligations and future capital commitments.

 Prior Operating Losses and Future Uncertainties Relating to Results of
Operations

  TWA's long-term viability depends on its ability to achieve and maintain profitable operations. Although the airline industry has generally seen strengthened performance in recent years, particularly since 1995, when many airlines have reported record profits, the Company has reported significant net losses. For example, the Company reported a net loss of $227.5 million for the combined 12-month period ended December 31, 1995 (including extraordinary gains related to the '95 Reorganization (as defined below)), while reporting an operating profit of $25.1 million (including $58.0 million of non-cash expense relating to the distribution of stock to employees as part of the '95 Reorganization), which represented the Company's first operating profit since 1989. The Company's reported net loss of $284.8 million for 1996 represented a $57.3 million increase over the 1995 net loss, while the Company reported a $198.5 million operating loss for 1996 (including special charges of $85.9 million), which represented a $223.6 million decline from its operating profit in 1995. For the first nine months of 1997, the Company reported a net loss of $79.7 million, which represented a $53.5 million increase over the $26.2 million net loss for the first nine months of 1996, and a $29.8 million operating loss, which represented a $63.7 million adverse change from the $33.9 million operating profit reported for the first nine months of 1996.

For a discussion of such operating results and the substantial net losses incurred during such periods, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated herein by reference. Although the Company has taken a number of actions which management believes will improve future results, the Company will incur additional expenses relating to these actions, including pilot training and aircraft leases, and there can be no assurance that such actions will make the Company's future operations profitable. See "--Liquidity; Substantial Indebtedness; Capital Expenditure Requirements".

  TWA has historically experienced significant variations in quarterly and annual operating revenues and operating expenses and expects such variations to continue. Due to the greater demand for air travel during the summer months, airline industry revenues for the third quarter of the year are generally significantly greater than revenues in the first and fourth quarters of the year and moderately greater than revenues in the second quarter of the year. In the past, given the Company's historical dependence on summer leisure travel, TWA's results of operations have been particularly sensitive to such seasonality. While the Company, through an acceleration of its fleet renewal program and restructuring of its JFK operations, anticipates that the deseasonalization of operations affected thereby will reduce quarter to quarter fluctuations in the future, there can be no assurance that such deseasonalization will occur.

  The Company's results of operations have also been impacted by numerous other factors that are not necessarily seasonal. Among the uncertainties that might adversely impact TWA's future results of operations are: (i) competitive pricing and scheduling initiatives; (ii) the availability and cost of capital;
(iii) increases in fuel and other operating costs; (iv) insufficient levels of air passenger traffic resulting from, among other things, war, threat of war, terrorism or changes in the economy; (v) governmental limitations on the ability of TWA to service certain airports and/or foreign markets; (vi) regulatory requirements necessitating additional capital or operating expenditures; (vii) the outcome of certain ongoing labor negotiations (see "-- '94 Labor Agreements"); and (viii) the reduction in yield due to the continued implementation of a discount ticket program entered into between the Company and Karabu Corporation ("Karabu"), a Delaware corporation controlled by Carl Icahn, in connection with the '95 Reorganization, on the terms currently sought to be applied by Karabu, which terms are, in the opinion of the Company, inconsistent with, and in violation of, the agreement governing such program. The Company is unable to predict the potential impact of any such uncertainties upon its future results of operations.

 Crash of Flight 800

  On July 17, 1996, TWA Flight 800 crashed shortly after departure from JFK en route to Paris, France. There were no survivors among the 230 passengers and crew members aboard the Boeing 747 aircraft. The Company is cooperating fully with all federal, state and local regulatory and investigatory agencies to ascertain the cause of the crash, which to date has not been determined. The National Transportation Safety Board held hearings relating to the crash in December 1997 and is continuing its investigation. While TWA is currently a defendant in a number of lawsuits relating to the crash, it is unable to predict the amount of claims which may ultimately be made against the Company or how those claims might be resolved. TWA maintains substantial insurance coverage and, at this time, management has no reason to believe that such insurance coverage will not be sufficient to cover the claims arising from the crash. Therefore, TWA believes that the resolution of such claims will not have a material adverse effect on its financial condition or results of operations. The Company is unable to identify or predict the extent of any adverse effect on its revenues, yields, or results of operations which has resulted or may result from the public perception of the crash or from any future findings by the National Transportation Safety Board.

 Changes to Management Team

  Commencing in June 1996, the Company experienced a substantial number of changes in its executive management team. In June 1996, the Company announced the separation of Messrs. Robert A. Peiser and Mark J. Coleman, Executive Vice President and Chief Financial Officer, Marketing, respectively, from the Company. Messrs. Peiser and Coleman differed with the determination of the Board of Directors, as expressed by its unanimous vote, to continue the management approach of the Company's President and Chief Executive Officer at that time relating to the Company's rebuilding process. On August 21, 1996, Edward Soule was elected to the position of Executive Vice President and Chief Financial Officer. On September 3, 1996, Roden A. Brandt was elected to the position of Senior Vice President, Planning. On October 24, 1996, the Company announced that Jeffery H. Erickson, President and Chief Executive Officer, had informed the Board of his intention to leave the Company in January 1997. On December 14, 1996, the Board appointed Gerald L. Gitner, a member of the Board, to serve as Vice Chairman and Acting Chief Executive Officer; David M. Kennedy, a member of the Board, to serve as Acting Executive Vice President and Chief Operating Officer; and William F. Compton, also a member of the Board, to serve as Acting Executive Vice President, Operations. On December 20, 1996, Michael J. Palumbo was appointed as Senior Vice President and Chief Financial Officer, succeeding Mr. Soule, who had resigned from the positions of Executive Vice President and Chief Financial Officer on December 19, 1996. On February 12, 1997, the Board of Directors elected Mr. Gitner to serve as Chairman and Chief Executive Officer. On February 14, 1997, Don Monteath, who had served as the Company's Senior Vice President, Operations, left the Company. On March 27, 1997, the Board elected Mr. Compton to serve as Executive Vice President, Operations. On May 29, 1997, Donald M. Casey was elected to serve as the Company's Executive Vice President, Marketing. It was also announced on May 29, 1997 that Mr. Kennedy would leave his interim position as Acting Executive Vice President and Chief Operating Officer. Mr. Kennedy, whose services have been retained on a consulting basis, will also remain as a director and as chairman of the Finance Committee of the Board of Directors. On October 29, 1997 James F. Martin was elected to the office of Senior Vice President, Human Resources, replacing Charles J. Thibaudeau who retired effective October 1, 1997. On December 3, 1997, the Board elected Mr. Compton President and Chief Operating Officer. On December 31, 1997, Mr. Brandt resigned as Senior Vice President, Planning, but will act as a consultant to the Company. On January 28, 1998, the Board appointed Kathleen A. Soled, Esq. to serve as the Company's Senior Vice President and General Counsel replacing Richard P. Magurno, Esq. who resigned on the such date. The Company does not believe that such changes have unduly affected its ongoing operations or implementation of the Company's business strategy.

 '94 Labor Agreements

  As of September 30, 1997, the Company had approximately 22,540 full-time employees (based upon full-time equivalents which include part-time employees). Of these, approximately 84.6% were represented by ALPA and the IAM. On March 6, 1997, the IAM was certified to replace IFFA as the bargaining representative of the Company's flight attendants. The Company's currently effective collective bargaining agreement with each such union (collectively the " '94 Labor Agreements") contain more favorable work rules than in prior contracts and wage levels which the Company believes to be below many other U.S. airlines. The '94 Labor Agreements are three year agreements which became amendable as of August 31, 1997. Negotiations on a new collective bargaining agreement with the IAM with regard to the flight attendants commenced in July 1997 and are currently ongoing and negotiations regarding the Company's ground employees represented by the IAM commenced in February 1997 and are also currently ongoing. Negotiations on a new collective bargaining agreement with ALPA commenced in June 1997 and are currently ongoing. Under the Railway Labor Act (the "RLA"), workers whose contracts have become amendable are required to continue to work under the "status quo" (i.e., under the terms of employment antedating the amendable date) until the RLA's procedures are exhausted. Under the RLA, the Company and its unions are obligated to continue to bargain until agreement is reached or until a mediator is appointed and concludes that negotiations are deadlocked and mediation efforts have failed. The mediator must then further attempt to induce the parties to agree to arbitrate the dispute. If either party refuses to arbitrate, then the mediator must notify the parties that his efforts have failed and, after a 30-day cooling-off period, a strike or other direct action may be taken by the parties. At the request of the IAM, a mediator was appointed on August 6, 1997 with respect to ground employees represented by the IAM.

  In the opinion of management, the Company's financial resources are not as great as those of most of its competitors, and, therefore, management believes that any substantial increase in its labor costs as a result of any new labor agreements or any cessation or disruption of operations due to any strike or work action could be particularly damaging to the Company.

 Age of Fleet; Noise

  At December 31, 1996, the average age of TWA's operating aircraft fleet was
19.0 years, making TWA's fleet one of the oldest of U.S. air carriers. As a result, TWA has incurred increased overall operating costs due to the higher maintenance, fuel and other operating costs associated with older aircraft. During the first ten months of 1997, TWA acquired 23 new or later-model used aircraft. The Company expects to continue the process of acquiring a number of new and later-model used aircraft and, including aircraft delivered in the fourth quarter of 1997, TWA's composite fleet age was reduced to slightly under 17.0 years at December 31, 1997. As of September 30, 1997, TWA's fleet included 64 aircraft which did not meet the noise reduction requirements under the Airport Noise and Capacity Act of 1990 (the "Noise Act") and must therefore be retired or substantially modified by the end of 1999. Although the Company has plans to meet the Noise Act's noise reduction requirement, there can be no assurance that such plans will be achieved. In addition, in 1990 the Federal Aviation Administration ("FAA") issued several Airworthiness Directives ("ADs") mandating changes to maintenance programs for older aircraft to ensure that the oldest portion of the nation's fleet remains airworthy. Many of the Company's aircraft are currently affected by these aging aircraft ADs. In 1995 and 1996, TWA spent approximately $2.6 million and $3.4 million, respectively, to comply with aging aircraft maintenance requirements and spent approximately $3.1 million on such requirements during the first nine months of 1997. Based on information currently available to TWA and its current fleet plan, TWA estimates that costs associated with complying with these aging aircraft maintenance requirements will aggregate an additional approximately $19.8 million through the year 2001. These cost estimates assume, among other things, that newer aircraft will replace certain of TWA's existing aircraft and that as a result certain aircraft will be retired by the Company before TWA would be required to make certain aging aircraft maintenance expenditures. There can be no assurance that TWA will be able to implement fully its fleet plan or that the cost of complying with aging aircraft maintenance requirements will not be significantly increased.

 Potential Dilution

  The Company underwent two financial restructurings during the period between 1992 and 1995, with the first of such restructurings effected in 1993 the ("'93 Reorganization") and the second of such restructurings effected in 1995 (the "'95 Reorganization ") (collectively, the '93 Reorganization and the '95 Reorganization are the "Reorganizations"). Pursuant to the '95 Reorganization, the Company canceled its then outstanding equity securities in exchange for new securities and other consideration and issued a special class of voting preferred stock (the "Employee Preferred Stock") to its union employees and shares of Common Stock to its non-union employees. Also in connection with and as a precondition to the '95 Reorganization, in August and September of 1994, the Company entered into the '94 Labor Agreements. In exchange for the concessions received in the '94 Labor Agreements, the Company, among other things, adopted an employee stock incentive program (the "ESIP") to permit TWA's employees to increase their level of ownership through grants by the Company to its employees of additional shares of Employee Preferred Stock and Common Stock.

  The first stock grant under the ESIP was to be made on July 15, 1997 in an amount sufficient to increase employee ownership of the combined total number of then outstanding shares of Common Stock and Employee Preferred Stock by 2% if the closing price of the Common Stock exceeded a target price of $11.00 per share during the period from January 1, 1997 to July 15, 1997. Because such target price was not reached, the grant will instead be made on July 15 of the next year up to and including July 15, 2002, if any, that the Common Stock exceeds such target price. In subsequent years through the end of the seven year term of the ESIP, the additional number of shares of Employee Preferred Stock subject to grant under this program would be equivalent to 1.5% in 1998, 1.5% in 1999, 1.0% in 2000, 1.0% in 2001 and 1.0% in 2002 of the combined total number of shares of Common Stock and Employee Preferred Stock outstanding as of the applicable July 15 grant date, with target prices increasing to $12.10 in 1998, $13.31 in 1999, $14.64 in 2000, $16.11 in 2001
and $17.72 in 2002. Each such grant is cumulative and, where the applicable target price is not met in the initial grant year, the applicable grant is carried forward and is subject to grant in future years up to and including July 15, 2002 in the manner described above. If TWA issues additional shares of Common Stock with an aggregate value of more than $20 million to third parties for cash or a reduction in debt at a price equal to or greater than $11.00 per share, the last two scheduled grants under the ESIP are to be aggregated and these shares allocated equally to the remaining installments in the program. In addition, pursuant to the ESIP, employees have the right commencing after July 15, 1997, to purchase over the seven year term of the ESIP additional shares of Employee Preferred Stock in amounts up to an aggregate of 2% of the combined total number of outstanding Common Stock and Employee Preferred Stock at a discount of 20% from the then current market price. The employees' right to purchase additional shares of Employee Preferred Stock is accelerated and becomes immediately exercisable in the event of a merger, sale or consolidation of TWA (where TWA is not the surviving entity) at a price equivalent to or in excess of $17.72 per share of Common Stock at a 20% discount from the merger, sale or consolidation price relating to such a transaction. Should all of the target prices be met or exceeded within the time periods specified and should the entire discount stock purchase option be exercised, the various employee stock trusts would receive a total of 10% of the outstanding stock, with the exact amount issued dependent upon the outstanding shares as of the date of each grant and option exercise.

  The ESIP also provided that if certain additional shares were distributed following the '95 Effective Date (as defined) in respect of the '95 Reorganization, employees would be entitled to receive an additional number of shares of Common Stock and Employee Preferred Stock (the "Fill-Up Shares") such that the employees retain the same level of ownership as before the additional distribution. Union representatives and the Company agreed that the number of Fill-Up Shares to be issued pursuant to the ESIP was 525,856. In addition, 405,750 additional shares of Employee Preferred Stock and Common Stock were issued to the ESIP (the "Credit Shares") and, to the extent that additional shares are granted to the ESIP, the Company will receive a credit towards the new grant for the Credit Shares. The issuance of additional shares of Common Stock under the ESIP could result in significant future dilution to other holders of the Common Stock.

  In 1994, the Board adopted the Company's 1994 Key Employee Stock Incentive Plan (the "KESIP") to motivate, attract and retain the services of certain key employees of the Company. As amended, the KESIP provides for the award of incentive and nonqualified stock options for a cumulative total of up to 14% of the aggregate number of shares of Common Stock and Employee Preferred Stock outstanding as of January 1, of each year, subject to certain restrictions. As of September 30, 1997, 69 employees had been granted options to purchase shares of Common Stock at prices ranging from $4.64 to $18.37 per share. All options granted under the KESIP have a five-year life and unless otherwise approved by the Compensation Committee vest at a rate of 34%, 33% and 33% on the first three anniversaries of the award date of such options.

  In March 1996, the Company issued 3,869,000 shares of the Company's 8% Cumulative Convertible Exchangeable Preferred Stock (the "8% Preferred Stock"), which are convertible at the option of the holder, unless previously redeemed or exchanged, into shares of Common Stock at a conversion price of $20.269 per share (equivalent to a conversion rate of approximately 2.467 shares of Common Stock for each share of 8% Preferred Stock), subject to adjustment under certain circumstances. Based on the current conversion price, upon conversion of all shares of 8% Preferred Stock into shares of Common Stock, an aggregate of 9,544,823 additional shares of Common Stock would be issued.

  In March 1997, the Company issued 50,000 Units (the "Units") each consisting of (i) one 12% Senior Secured Note due April 1, 2002 (a "12% Note"), in the principal amount of $1,000 of the Company and (ii) one Redeemable Warrant (a "Warrant") to purchase 126.26 shares of Common Stock at an exercise price of approximately $7.92 per share. The Warrants are exercisable commencing on the first anniversary of the date of issuance through their expiration on April 1, 2002, unless previously redeemed by the Company. If all of the Warrants were exercised an aggregate of 6,313,000 additional shares of Common Stock would be issued.

 Corporate Governance Provisions; Special Voting Arrangements

  As a result of provisions of the '94 Labor Agreements, the Company's Third Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Amended and Restated By-laws (the "By-laws") contain provisions (the "Blocking Coalition Provisions") which allow certain corporate actions requiring board approval, including mergers, consolidations and sale of all or substantially all the assets of the Company, to be blocked by a vote of six (four union elected directors and two other directors) of the Company's fifteen directors, which together constitute a "Blocking Coalition." Actions subject to disapproval by the Blocking Coalition include: (a) any sale, transfer or disposition, in a single or series of transactions, of at least 20% of the Company's assets, except for transactions in the ordinary course of business including aircraft transactions as part of a fleet management plan; (b) any merger of the Company into or with, or consolidation of the Company with any other entity; (c) any business combination within the meaning of Section 203 of the Delaware General Corporation Law (the "DGCL"); (d) any dissolution or liquidation of the Company; (e) any filing of a petition for bankruptcy, reorganization or receivership under any state or federal bankruptcy, reorganization or insolvency law; (f) any repurchase, retirement or redemption of the Company's capital stock or other equity securities prior to their scheduled maturity or expiration, except for redemptions out of the proceeds of any substantially concurrent offering of comparable or junior securities and mandatory redemptions of any redeemable preferred stock of the Company; (g) any acquisition of assets, not related to the Company's current business as an air carrier, in a single transaction or a series of related transactions exceeding $50 million adjusted annually by the consumer price index; or (h) any sale of the Company's capital stock or securities convertible into capital stock of the Company to any person if (i) at the time of issuance or (ii) assuming conversion of all outstanding securities of the Company convertible into capital stock, such person or entity would beneficially own at least 20% of the capital stock of the Company.

 Anti-takeover Provisions in Certificate of Incorporation and By-laws; Rights
Plan

  The Certificate of Incorporation and By-laws contain provisions which authorize the Board of Directors to issue preferred stock without stockholder approval, prohibit action by written consent of the stockholders, authorize only the Chairman of the Board of Directors or a majority of the Board of Directors to call special meetings of the stockholders and require advance notice for director nominations. These provisions of the Certificate of Incorporation and By-laws and the Blocking Coalition Provisions, as well as federal laws limiting foreign ownership of U.S. flag carriers and the prohibition on certain business combinations contained in Section 203 of the DGCL, could have the effect of delaying, deferring or preventing a change in control or the removal of existing management. In addition, the Board of Directors declared a dividend distribution of one Right for each outstanding share of Common Stock and Employee Preferred Stock payable to holders of record as of the close of business on January 12, 1996 and, thereafter all Common Stock issued by the Company has an equivalent number of rights attendant to it. The Rights are intended to protect TWA's shareholders from certain non-negotiated takeover attempts which present the risk of a change of control on terms which may be less favorable to TWA's stockholders than would be available in a transaction negotiated with and approved by the Board of Directors of the Company. See "Certain Provisions of the Certificate of Incorporation, the By-laws and Delaware Law" and "Description of Capital Stock--Rights Plan."

 Certain Potential Future Earnings Charges

  There are a number of uncertainties relating to agreements with employees of the Company, the resolution of which could result in significant non-cash charges to TWA's future operating results. Shares granted or purchased at a discount under the ESIP will generally result in a charge equal to the fair market value of shares granted plus the discount for shares purchased at the time when such shares are earned. If the ESIP's target prices for the Common Stock are realized, the minimum aggregate charge for the years 1997 to 2002 would be approximately $58 million based upon such target prices and the number of shares of Common Stock and Employee Preferred Stock outstanding at December 31, 1996. The charge for any year, however, could be substantially higher if the then market price of the Common Stock exceeds certain target prices.

 Fresh Start Reporting

  In connection with the '95 Reorganization, the Company adopted fresh start reporting in accordance with the American Institute of Certified Public Accountants' Statement of Position 90-7 "--Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"). The fresh start reporting common equity value of the Company was determined by the Company, with the assistance of its financial advisors, to be approximately $270.0 million based, in part, on assumptions as to future results of operations. The carrying value of the Company's assets does not reflect historical cost but rather reflects current values determined by the Company as of the August 23, 1995 effective date (the "'95 Effective Date") of the '95 Reorganization (including values for intangible assets such as routes, gates and slots of approximately $458.4 million). The difference between (i) the equity valuation of the Company plus the estimated fair market value of the Company's liabilities and (ii) the estimated fair market value of its identifiable assets was allocated to "reorganization value in excess of amounts allocable to identifiable assets" in the amount of approximately $839.1 million. In future periods, these intangible assets will be evaluated for recoverability based upon estimated future cash flows. If expectations are not substantially achieved, charges to future operations for impairment of these assets might be required and such charges could be material. Due to the significant adjustments relating to the '95 Reorganization and the adoption of fresh start reporting, the pre-reorganization consolidated financial statements are not comparable to the post-reorganization consolidated financial statements. A vertical black line is shown in the Consolidated Financial Statements and Selected Consolidated Financial Data presented herein to separate TWA's post-reorganization Consolidated Financial Statements from its pre-'95 Reorganization consolidated financial statements since they have not been prepared on a consistent basis of accounting.

  In the fourth quarter of 1996, the Company reported a special charge of $26.7 million relating to the write-down of the carrying value of TWA's JFK-Athens route authority, reflecting the Company's decision to terminate service on such route after April 18, 1997.

RISK FACTORS RELATED TO THE INDUSTRY

 Competition

  The airline industry operates in an intensely competitive environment. TWA competes with one or more major airlines on most of its routes (including on all routes between major cities) and with various forms of surface transportation. The airline industry is also cyclical due to, among other things, a close relationship of yields and traffic to general U.S. and worldwide economic conditions. Small fluctuations in RASM and cost per available seat mile ("CASM") can have a significant impact on the Company's financial results. Airline profit levels are highly sensitive to, and during recent years have been adversely affected by, among other things, changes in fuel costs, fare levels and passenger demand. Vigorous price competition exists, and TWA and its competitors have frequently offered sharply reduced discount fares in many markets. Airlines, including TWA, use discount fares and other promotions to stimulate traffic during normally slack travel periods, to generate cash flow and to increase relative market share in selected markets. TWA has often elected to initiate or match discount or promotional fares in certain markets in order to compete vigorously in those discounted markets or to stimulate traffic. Passenger demand and fare levels have also been affected adversely by, among other factors, the state of the economy and international events.

  The airline industry has consolidated in recent years as a result of mergers and liquidations, and further consolidation may occur in the future. This consolidation has, among other things, enabled certain of the Company's major competitors to expand their international operations and increase their domestic market presence. In addition, certain of the Company's competitors have in recent years established alliances with one or more large foreign carriers, allowing those competitors to strengthen their overall operations by, among other things, transporting passengers connecting with or otherwise traveling on the alliance carriers. Although the Company has established a code share arrangement with one foreign carrier and has filed an application with the DOT to establish an alliance with another foreign carrier, it does not have an alliance with a large foreign carrier.

  The emergence and growth of low cost, low fare carriers in domestic markets represents an intense competitive challenge for the Company, which has higher operating costs than many of such low fare carriers and fewer financial resources than many of its major competitors. In many cases, such low cost carriers have initiated or triggered price discounting. In part as a result of the industry consolidation referred to above, aircraft, skilled labor and gates at most airports continue to be readily available to start-up carriers. To the extent new carriers or other lower cost competitors enter markets in which the Company operates, such competition could have a material adverse effect on the Company. Certain of the traditional carriers that compete with TWA have implemented, or are in the process of implementing, measures to reduce their operating costs including the creation of low cost regional jet airline affiliates. In addition, the Company is more highly leveraged and has significantly less liquidity (and in certain cases, a higher cost structure) than certain of its competitors, several of whom have available lines of credit, significant unencumbered assets and/or greater access to capital markets. Accordingly, TWA may be less able than certain of its competitors to withstand a prolonged recession in the airline industry or prolonged periods of competitive pressure.

  Demand for air transportation has historically tended to mirror general economic conditions. During the most recent economic recession in the United States, the change in industry capacity failed to mirror the reduction in demand for domestic air transportation due primarily to continued delivery of new aircraft. While in the period following such recession, industry capacity leveled off, such capacity has again begun to expand. TWA expects that the airline industry will remain extremely competitive for the foreseeable future.

 Aircraft Fuel

  Since fuel costs constitute a significant portion of the Company's operating costs (approximately 15.6% in 1996 and approximately 14.5% for the first nine months of 1997), significant increases in fuel costs would materially and adversely affect the Company's operating results. Fuel prices continue to be susceptible to, among other factors, political events and market factors beyond the Company's control, and the Company cannot predict near or longer-term fuel prices. In the event of a fuel supply shortage resulting from a disruption of oil imports or otherwise, higher fuel prices or curtailment of scheduled service could result. During 1996, the Company's average per gallon cost of fuel increased approximately 22.3% versus 1995, from approximately 57.0c per gallon to approximately 70.0c per gallon. During the first nine months of 1997, the Company's average per gallon cost of fuel decreased approximately 2.1%, from approximately 67.9c per gallon to approximately 66.5c per gallon, over the same period in the prior year. A one cent change in the cost per gallon of fuel (based on consumption during the first nine months of 1997) impacts operating expense by approximately $620,000 per month. Increases in fuel prices may have a greater proportionate and more immediate impact on TWA than many of its competitors because of the composition of its fleet and because the Company does not presently maintain substantial reserves of fuel required for its operations or otherwise hedge the cost of anticipated purchases of fuel.

 Regulatory Matters

  The airline industry is subject to extensive federal and international government regulations relating to airline safety, security and scheduling, as well as to local, state, federal, and international environmental laws. Adoption of newly proposed regulations relating to these matters could increase the Company's cost of compliance with governmental regulations, and could therefore increase operating expenses and in some cases restrict the operations of airlines, including TWA, thereby adversely affecting TWA's results of operations.

  During the last several years, the FAA has issued a number of maintenance directives and other regulations relating to, among other things, collision avoidance systems, airborne windshear avoidance systems, noise abatement and increased inspection requirements, including added requirements for aging aircraft. TWA believes, based on its current fleet, that it will incur substantial capital expenditures to comply with the aging aircraft and noise abatement regulations. The Company expects that a number of aircraft will be retired before major aging aircraft modifications and noise compliance will be required; however, required capital expenditures will vary depending upon changes in TWA's fleet composition. Management expects that the cost of compliance will be funded through a combination of internally generated funds and utilization of cost sharing and/or funding provisions under certain lease agreements and loan agreements. See "--Risk Factors Related to the Company-- Liquidity; Substantial Indebtedness; Capital Expenditure Requirements."

  Additional laws and regulations have been proposed from time to time which could significantly increase the cost of airline operations by, for instance, imposing additional requirements or restrictions on operations. For example, several airports have recently sought to increase substantially the rates charged to airlines, and the ability of airlines to contest such increases has been restricted by federal legislation, DOT resolutions and judicial decisions. In addition, laws and regulations have also been considered from time to time that would prohibit or restrict the ownership and/or transfer of airline routes or takeoff and landing slots. Also, the award of international routes to U.S. carriers (and their retention) is regulated by treaties and related agreements between the United States and foreign governments which are amended from time to time. The Company cannot predict what laws and regulations will be adopted or what changes to international air transportation treaties will be effected, if any, or how they will affect TWA.

  Management believes that the Company benefitted from the expiration on December 31, 1995 of the aviation trust fund tax (the "Ticket Tax"), which imposed certain taxes including a 10% air passenger tax on tickets for domestic flights, a 6.25% air cargo tax and a $6 per person international departure tax. The Ticket Tax was reinstated on August 27, 1996 and expired again on December 31, 1996. At the end of February 1997, the Ticket Tax was reinstated effective March 7, 1997 through September 30, 1997. Congress recently passed tax legislation reimposing and significantly modifying the Ticket Tax. The legislation includes the imposition of new excise tax and significant fee tax formulas over a multiple year period, an increase in the international departure tax, the imposition of a new arrivals tax, and the extension of the Ticket Tax to cover items such as the sale of frequent flier miles. Management believes that the reimposition and modification of the Ticket Tax have a negative impact on the Company, although neither the amount of such negative impact nor the benefit previously realized by its expiration can be precisely determined. However, management believes that the recent tax legislation and any other increases of the Ticket Tax will result in higher costs to the Company and/or, if passed on to consumers in the form of increased ticket prices, might have an adverse effect on passenger traffic, revenue and/or margins.

RISK FACTORS RELATING TO THE OFFERING

 Absence of Public Trading Market for Preferred Stock; Restrictions on Resale

  Prior to the Original Offering, there was no trading market for the Preferred Stock or the Debentures, and there can be no assurance that a trading market will develop or, if one does develop, of its liquidity or whether it will be maintained. The Preferred Stock, the Debentures and the Common Stock issuable upon conversion of the Preferred Stock and the Debentures have been designated as eligible for trading in the PORTAL market. The Initial Purchasers have made a market in the Preferred Stock and have informed the Company that they presently intend to make a market in the Debentures, if issued; however, they are not obligated to do so and any such market making activity may be terminated at any time without notice. In addition, such market making activity will be subject to the limits of the Securities Act and the Exchange Act. The Original Offering of Preferred Stock (or the Debentures, if issued) and the underlying shares of Common Stock issuable upon conversion thereof were not previously registered under the Securities Act. Accordingly, the Preferred Stock (or the Debentures, if issued), and the Common Stock issuable upon conversion thereof may only be resold, pledged or transferred in accordance with the conditions set forth herein, and only (a) to the Company, (b) pursuant to the registration statement of which this Prospectus forms a part, once it is declared effective under the Securities Act, or another registration statement that has been declared effective under the Securities Act, (c) to a person the transferor reasonably believes is a "qualified institutional buyer" as defined in Rule 144A that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) pursuant to offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S, (e) to an institutional "accredited investor" within the meaning of subparagraph
(a)(1), (2), (3) or (7) of Rule 501 under the Securities Act or (f) pursuant to another available exemption from the registration requirements of the Securities Act.

  The Company is required to keep the Registration Statement of which this Prospectus forms a part effective until the earlier of (i) the sale of all securities covered by the Registration Statement and (ii) the expiration of two years after the date of original issuance of the Preferred Stock or, if the period applicable under Rule 144 under the Securities Act or any successor provision for such securities is shortened, such shorter period. The Company will be required to pay Liquidated Damages to holders of the Preferred Stock, the Debentures or the underlying Common Stock, as applicable, under circumstances where the Registration Statement is not filed or declared effective or otherwise does not remain effective as herein provided. See "Registration Rights Agreement."

                                USE OF PROCEEDS

  The Selling Holders (as defined herein) will receive all of the net proceeds from any sale of the Preferred Stock, the Debentures issuable upon exchange of the Preferred Stock and the shares of Common Stock issuable upon conversion of the Preferred Stock or Debentures, and, accordingly, the Company will receive none of the proceeds from the sales thereof.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The selected financial data presented below relate to the year ended December 31, 1992, the ten months ended October 31, 1993, the two months ended December 31, 1993, the year ended December 31, 1994, the eight months ended August 31, 1995, the four months ended December 31, 1995, the year ended December 31, 1996, the nine months ended September 30, 1996 and 1997 and the three months ended September 30, 1996 and 1997. This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements. The consolidated financial data for periods in the year ended December 31, 1992, the ten months ended October 31, 1993, the two months ended December 31, 1993, the year ended December 31, 1994, the eight months ended August 31, 1995, the four months ended December 31, 1995 and the year ended December 31, 1996 were derived from the audited consolidated financial statements of the Company. Certain amounts have been reclassified to conform with presentations adopted in 1997. See "Risk Factors--Risk Factors Related to the Company--Liquidity; Substantial Indebtedness; Capital Expenditure Requirements" for a description of the auditor's report issued in connection with the 1996 Consolidated Financial Statements.

  During the period from 1992 through 1995, TWA underwent two separate Chapter 11 reorganizations, the first in 1992-93 and the second in 1995. In connection with the '95 Reorganization, TWA has applied fresh start reporting in accordance with SOP 90-7, which has resulted in the creation of a new reporting entity for accounting purposes and the Company's assets and liabilities being adjusted to reflect fair values on the '95 Effective Date. For accounting purposes, the '95 Effective Date is deemed to be September 1, 1995. Because of the application of fresh start reporting, the financial statements for periods after the '95 Reorganization are not comparable in all respects to the financial statements for periods prior to the reorganization. Similarly, the Consolidated Financial Statements for the periods prior to the '93 Reorganization are not consistent with periods subsequent to the '93 Reorganization. Accordingly, a vertical black line separates these periods. Preferred stock dividend requirements and earnings per share of the predecessor companies have not been presented as the amounts are not meaningful.

                      PRIOR PREDECESSOR
                           COMPANY                  PREDECESSOR COMPANY                              REORGANIZED COMPANY
                   ------------------------ ------------------------------------ ---------------------------------------------
                                                                        EIGHT
                                TEN MONTHS   TWO MONTHS                 MONTHS   FOUR MONTHS               NINE MONTHS ENDED
                    YEAR ENDED     ENDED       ENDED      YEAR ENDED    ENDED       ENDED      YEAR ENDED    SEPTEMBER 30
                   DECEMBER 31, OCTOBER 31, DECEMBER 31, DECEMBER 31, AUGUST 31, DECEMBER 31, DECEMBER 31, ------------------
                       1992        1993         1993         1994        1995        1995         1996       1996      1997
                   ------------ ----------- ------------ ------------ ---------- ------------ ------------ --------  --------
                                                      (IN MILLIONS, EXCEPT PER SHARE AMOUNTS AND RATIOS)
STATEMENT OF
 OPERATIONS DATA:
 Operating
  revenues.......    $3,618.7    $2,633.9      $520.8      $3,407.7    $2,218.4    $1,098.5     $3,554.4   $2,751.1  $2,515.1
 Operating income
  (loss) (1).....      (420.4)     (225.7)      (58.3)       (279.5)       14.6        10.4       (198.5)      33.9     (29.8)
 Income (loss)
  before income
  taxes and
  extraordinary
  items (2)......      (314.3)     (362.6)      (88.1)       (432.9)     (338.3)      (32.3)      (274.6)     (18.3)    (68.3)
 Provision
  (credit) for
  income taxes...         3.4         1.3        (0.2)          0.9        (0.1)        1.3          0.4        0.5       0.5
 Income (loss)
  before
  extraordinary
  items..........      (317.7)     (363.9)      (87.9)       (433.8)     (338.2)      (33.6)      (275.0)     (18.8)    (68.8)
 Extraordinary
  items (3)......         --      1,075.6         --           (2.0)      140.9         3.5         (9.8)      (7.4)    (10.9)
 Net income
  (loss).........      (317.7)      711.7       (87.9)       (435.8)     (197.3)      (30.1)      (284.8)     (26.2)    (79.7)
 Preferred stock
  dividend
  requirements
  (4)............                                 2.4          15.0        11.6         4.8         36.7       32.7      11.6
 Income (loss)
  applicable to
  common shares..                               (90.3)       (450.8)     (208.9)      (34.9)      (321.5)     (58.9)    (91.3)
 Weighted average
  shares
  outstanding....                                                                      33.3         44.2       43.2      52.0
 Per share
  amounts (5):
 Income (loss)
  before
  extraordinary
  items and
  special
  dividend
  requirement....                                                                     (1.15)       (6.60)     (0.73)    (1.54)
 Net Income
  (loss).........                                                                     (1.05)       (7.27)     (1.36)    (1.75)
 Ratio of
  earnings to
  combined fixed
  charges and
  preferred stock
  dividends (6)..         --          --          --            --          --          --           --         --        --
                    THREE MONTHS
                        ENDED
                    SEPTEMBER 30
                   -----------------
                     1996     1997
                   --------- -------
STATEMENT OF
 OPERATIONS DATA:
 Operating
  revenues.......  $1,002.9  $908.4
 Operating income
  (loss) (1).....      26.0    63.8
 Income (loss)
  before income
  taxes and
  extraordinary
  items (2)......      10.0    47.2
 Provision
  (credit) for
  income taxes...      16.9    33.9
 Income (loss)
  before
  extraordinary
  items..........      (6.9)   13.3
 Extraordinary
  items (3)......      (7.4)   (7.0)
 Net income
  (loss).........     (14.3)    6.3
 Preferred stock
  dividend
  requirements
  (4)............       3.9     3.9
 Income (loss)
  applicable to
  common shares..     (18.2)    2.4
 Weighted average
  shares
  outstanding....      45.1    56.1
 Per share
  amounts (5):
 Income (loss)
  before
  extraordinary
  items and
  special
  dividend
  requirement....     (0.24)   0.17
 Net Income
  (loss).........      (.40)    .04
 Ratio of
  earnings to
  combined fixed
  charges and
  preferred stock
  dividends (6)..       --     1.09

                            PRIOR
                         PREDECESSOR
                           COMPANY   PREDECESSOR COMPANY         REORGANIZED COMPANY
                         ----------- -------------------    --------------------------------
                                   DECEMBER 31,                DECEMBER 31
                         ---------------------------------  ------------------  SEPTEMBER 30
                            1992       1993        1994       1995      1996        1997
                         ----------- ---------  ----------  --------  --------  ------------
                                                  (IN MILLIONS)
BALANCE SHEET DATA:
 Cash and cash
  equivalents (7).......  $    67.9  $   187.7  $    138.5  $  304.3  $  181.6    $  104.6
 Current assets.........      602.0      728.3       603.8     737.3     625.7       593.3
 Net working capital
  deficiency............     (316.2)    (106.7)   (1,238.2)    (81.9)   (336.4)     (425.9)
 Flight equipment, net..      827.7      660.8       508.6     455.4     472.5       558.2
 Total property and
  equipment, net........    1,114.3      886.1       693.0     600.1     614.2       678.5
 Intangible assets, net.        --     1,024.8       921.7   1,276.0   1,184.8     1,134.7
 Total assets...........    2,158.1    2,958.9     2,512.4   2,868.2   2,681.9     2,676.6
 Current maturities of
  long-term debt and
  capital leases (8)....      327.3      108.3     1,149.7     110.4     134.9       104.6
 Liabilities subject to
  Chapter 11
  reorganization
  proceedings (9).......    2,026.9        --          --        --        --          --
 Long-term debt, less
  current maturities
  (8)...................        --     1,053.6         --      764.0     608.5       593.8
 Long-term obligations
  under capital leases,
  less current
  maturities............        --       376.6       339.9     259.6     220.8       189.6
 Shareholders' equity
  (deficiency) (10).....   (1,149.7)      18.4      (417.5)    302.9     238.1       219.8

-------
 (1) Includes special charges of $138.8 million in 1994, $1.7 million in the eight months ended August 31, 1995 and $85.9 million in 1996. For a discussion of these and other non-recurring items, see Note 16 to the 1996 Consolidated Financial Statements.
 (2) The 1992 results include non-recurring gains of $254.6 million from the disposition of assets. The ten months ended October 31, 1993 includes a charge of $342.4 million related to the settlement of pension obligations and income of $268.1 million related to reorganization items. The eight months ended August 31, 1995 includes charges of $242.2 million related to reorganization items.
 (3) The extraordinary item in 1993 represents the gain on discharge of indebtedness pursuant to the consummation of the '93 Reorganization. The extraordinary item in 1994 represents the charge for a prepayment premium related to the sale and leaseback of four McDonnell Douglas MD-80 aircraft. The extraordinary item in the eight months ended August 31, 1995 represents the gain on the discharge of indebtedness pursuant to the consummation of the '95 Reorganization, while the extraordinary item in the four months ended December 31, 1995 was the result of the settlement of a debt of a subsidiary. The extraordinary items in 1996 and 1997 result from the early extinguishment of certain debt.

 (4) On March 22, 1996, the Company called for redemption of all of its outstanding 12% Preferred Stock. The excess of the early redemption price over the carrying value of the 12% Preferred Stock is reflected as a $20.0 million "special dividend requirement" in 1996.
 (5) No effect has been given to stock options, warrants or potential issuances of additional Employee Preferred Stock as the impact would have been anti-dilutive.
 (6) For purposes of determining the ratio of earnings to combined fixed charges and preferred stock dividends, "earnings" consist of earnings before income taxes, extraordinary items and fixed charges (excluding capitalized interest), "fixed charges" consist of interest (including capitalized interest) on all debt and that portion of rental expense that management believes to be representative of interest and "preferred stock dividends" consist of preferred stock dividend requirements divided by a fraction equal to one less the effective income tax rate for the period. Earnings were not sufficient to cover combined fixed charges and preferred stock dividends as follows (in millions): for the year ended December 31, 1992, $457.3; for the ten months ended October 31, 1993, $481.3; for the two months ended December 31, 1993, $92.4; for the year ended December 31, 1994, $459.6; for the eight months ended August 31, 1995, $357.3; for the four months ended December 31, 1995, $40.1; for the year ended December 31, 1996, $340.1; for the three months ended September 30, 1996, $14.9; and for the nine months ended September 30, 1996 and 1997, $75.4 and $91.5, respectively.
 (7) Includes cash and cash equivalents held in its international operations and by its subsidiaries which, based upon foreign monetary regulations and other factors, might not be immediately available to the Company.
 (8) Long-term debt in 1994 was reclassified to current maturities as a result of certain alleged defaults and payment defaults. See Note 7 to the 1995 Consolidated Financial Statements.
 (9) For periods after January 31, 1992 and before the effective date of the '93 Reorganization, certain prepetition liabilities, which were subject to compromise pursuant to the '93 Reorganization, were classified as liabilities subject to Chapter 11 reorganization proceedings, and the accrual of interest was discontinued on prepetition debt that was unsecured or estimated to be undersecured.
(10) No dividends were paid on the Company's outstanding common stock during the periods presented above.

                                SELLING HOLDERS

  The Preferred Stock was issued and sold in December 1997 pursuant to the Original Offering in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the Initial Purchasers to be "qualified institutional buyers" (as defined by Rule 144A) or in transactions complying with the provisions of Regulation S. The Preferred Stock, along with the Debentures issuable upon exchange of the Preferred Stock and the shares of Common Stock issuable upon conversion of the Preferred Stock or the Debentures, may be offered and sold from time to time by the Selling Holders pursuant to this Prospectus. The Registration Statement of which this Prospectus is a part has been filed with the SEC pursuant to the Registration Rights Agreement.

  The Registration Statement has been filed pursuant to Rule 415 under the Securities Act to afford the holders of the securities offered hereby the opportunity to sell such securities in a public transaction rather than pursuant to an exemption from the registration and prospectus delivery requirements of the Securities Act. In order for a Selling Holder to avail himself of that opportunity, such holder must notify the Company in writing of his intention to sell securities and request the Company to file a supplement to this Prospectus or an amendment to the Registration Statement, if required, identifying such holder as a Selling Holder and disclosing such other information concerning the Selling Holder and the securities to be sold as may then be required by the Securities Act and the rules of the Commission. No offer or sale pursuant to this Prospectus may be made by any holder until such a request has been made and until any such supplement has been filed or any such amendment has become effective. The holders of securities who have made such a request and as to which any such required supplement or amendment has been filed or become effective are referred to herein as "Selling Holders."

  As of the date of this Prospectus, no holder of securities has made such a request and, accordingly, no Selling Holders are named herein. The Company will from time to time supplement or amend this Prospectus to reflect the required information concerning any Selling Holder.

                        DESCRIPTION OF PREFERRED STOCK

  The following description of certain provisions of the Certificate of Designations, Preferences and Rights Relating to the Preferred Stock (the "Certificate of Designations") is intended as a summary only and is qualified in its entirety by reference to the Certificate of Designations, including the definitions in that document of certain terms. Whenever particular articles, sections or defined terms of the Certificate of Designations or the Registration Rights Agreement are referred to herein, it is intended that those articles, sections or defined terms are to be incorporated by reference into this Prospectus.

GENERAL

  The outstanding shares of Preferred Stock have been duly and validly issued, fully paid and nonassessable and the holders thereof will have no preemptive rights in connection therewith. The Preferred Stock is not subject to any sinking fund or other obligation of the Company to redeem or retire such stock. Unless converted, redeemed or exchanged, the Preferred Stock will remain outstanding indefinitely. Any share of Preferred Stock converted, redeemed, exchanged or otherwise acquired by the Company will be retired and canceled and will upon cancellation be restored to the status of authorized but unissued preferred stock, subject to reissuance by the Board of Directors as Preferred Stock or as shares of preferred stock of any one or more other series. The Preferred Stock ranks on a parity with the 8% Preferred Stock as to dividends and amounts payable upon any liquidation, dissolution or winding up of the Company ("Liquidation"). The Preferred Stock ranks senior to the Common Stock, the Series A Preferred Stock, if issued, and the Employee Preferred Stock, and on a parity with all other preferred stock and any other class or series of stock of the Company, the terms of which expressly provide that it ranks on a parity with the Preferred Stock, with respect to the payment of dividends and amounts payable upon any Liquidation of the Company. No class or series of stock may be created that is senior to the Preferred Stock with respect to the payment of dividends and amounts payable upon any Liquidation of the Company without the approval of the holders of at least a majority of shares of the Preferred Stock then outstanding.

DIVIDENDS

  Holders of the Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors out of the funds of the Company legally available therefor, a cash dividend at the annual rate of 9 1/4% (equivalent to $4.625 per share per annum). Dividends and Liquidated Damages, if any, with respect to the Preferred Stock will be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing March 15, 1998 (and, in the case of any accrued but unpaid dividends, at such additional times and for such interim periods, if any, as determined by the Board of Directors). Dividends on the Preferred Stock will be cumulative and will accrue without interest from the date of original issuance. Dividends and Liquidated Damages, if any, will be payable to the holders of record as they appear on the stock books of the transfer agent for the Company on such record dates, which shall be not more than 30 days nor less than 10 days preceding the payment dates, as shall be fixed by the Board of Directors, provided that holders of shares of Preferred Stock called for redemption on a redemption date falling between a dividend payment record date and the dividend payment date shall, in lieu of receiving such dividend payment and Liquidated Damages, if any, on the dividend payment date fixed therefor, receive such dividend payment together with all other accrued and unpaid dividends and Liquidated Damages, if any, on the date fixed for redemption (unless such holders convert such shares in accordance with the Certificate of Designations, in which case such holders will receive such payment on the corresponding dividend payment date). See "--Conversion Rights" below. Dividends payable on the Preferred Stock for the initial dividend period and dividends payable for any period shorter or longer than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

  If dividends are not paid in full upon the Preferred Stock and any other preferred stock ranking on a parity as to dividends with the Preferred Stock, all dividends declared upon shares of Preferred Stock and such other preferred stock ranking on a parity as to dividends with the Preferred Stock will be declared pro rata so that in all cases the amount of dividends declared per share on the Preferred Stock and such other preferred stock bear to each other the same ratio that accrued and unpaid dividends per share on the shares of the Preferred Stock and such other preferred stock bear to each other. Except as set forth above, unless full cumulative dividends on the Preferred Stock have been paid and funds set aside, and all Liquidated Damages, if any, paid, dividends (other than dividends paid solely in Common Stock or other stock ranking junior as to dividends and liquidation preference to the Preferred Stock and rights to acquire the foregoing) may not be paid or declared and set aside for payment and other distributions may not be made upon the Common Stock or on any other stock of the Company ranking junior to or on a parity with the Preferred Stock as to dividends and liquidation preference nor may any Common Stock or any other stock of the Company ranking junior to or on a parity with the Preferred Stock as to dividends and liquidation preference be redeemed, purchased, or otherwise acquired for any consideration by the Company (except for repurchases from employees under employee benefit plans in effect on the date of this Prospectus and by conversion into or exchange for stock of the Company ranking junior to the Preferred Stock as to dividends and liquidation preference).

  Under Delaware law, the Company may declare and pay dividends or make other distributions on its capital stock only out of surplus, as defined in the DGCL or, in the case there is no surplus, out of its net profits for the fiscal year in which the dividend or distribution is declared and/or the prior fiscal year. No dividend or distribution may be declared, paid or made if the Company is or would be rendered insolvent by virtue of such dividend or distribution, or if such declaration, payment or distribution would contravene the Certificate of Incorporation.

CONVERSION RIGHTS

  Each share of Preferred Stock may be converted at any time at the option of the holder, unless previously redeemed or exchanged, into fully paid, nonassessable shares of Common Stock at an initial conversion price of $7.90 per share of Common Stock (equivalent to a conversion rate of approximately
6.329 shares of Common Stock for each share of Preferred Stock), subject to adjustment in certain circumstances. The right to convert Preferred Stock called for redemption will expire at the close of business on the second business day prior to the redemption date (the "Conversion Termination Date"). For information as to notices of redemption, see "--Optional Redemption by the Company." Whenever the Company issues shares of Common Stock upon conversion of Preferred Stock, the Company will, subject to certain conditions, issue, together with each share of Common Stock, one Right, entitling the holder to purchase one one-hundredth of a share of Series A Preferred Stock under certain circumstances. See "Description of Capital Stock--Rights Plan."

  Holders of shares of Preferred Stock at the close of business on a dividend payment record date shall be entitled to receive the dividends and Liquidated Damages, if any, payable on such shares on the corresponding dividend payment date notwithstanding the conversion thereof following the close of business on such dividend payment record date and prior to the close of business on such dividend payment date. However, shares of Preferred Stock surrendered for conversion during the period between the close of business on any dividend payment record date and the close of business on the corresponding dividend payment date (except shares of Preferred Stock called for redemption or exchange on a redemption date or exchange date or with a Conversion Termination Date during such period) must be accompanied by payment of an amount equal to the dividend payment and Liquidated Damages, if any, to be received on such dividend payment date with respect to such shares of Preferred Stock presented for conversion; provided, however, that no such payment need be made if, at the time of conversion, dividends payable on the shares of Preferred Stock outstanding shall be in arrears for more than 30 days beyond the previous dividend payment date. Except as provided above, the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Common Stock issued upon such conversion.

  No fractional shares of Common Stock will be issued upon conversion but, in lieu thereof, an appropriate amount will be paid in cash based on the Closing Price (as defined in the Certificate of Designations) on the last trading day before the conversion date.

  The conversion price is subject to adjustment upon the occurrence of certain events, including (i) the issuance of shares of Common Stock as a dividend or distribution on the Common Stock, (ii) the subdivision or combination of the outstanding Common Stock, (iii) the issuance to all or substantially all holders of Common Stock of warrants, options or other rights to subscribe for or purchase Common Stock (or securities convertible into Common Stock) at a price per share less than the then Average Current Market Price (as defined in the Certificate of Designations), (iv) the distribution to all or substantially all holders of Common Stock of shares of capital stock of the Company (other than shares of Series A Preferred Stock upon exercise of a Right), evidences of indebtedness, or other non-cash assets (including securities of any company other than the Company), (v) the distribution to all or substantially all holders of Common Stock of warrants, options or other rights to subscribe for its securities (other than those referred to in (iii) above) and (vi) the distribution to all or substantially all holders of Common Stock of cash in an aggregate amount that (together with all other cash distributions to all or substantially all holders of Common Stock made within the preceding 12 months not triggering a conversion price adjustment) exceeds an amount equal to 20% of the Average Current Market Price on the business day immediately preceding the day on which the Company declares such distribution multiplied by the number of shares of Common Stock outstanding on such date (excluding shares held in treasury of the Company). Issuances of options and securities convertible into Common Stock are deemed to be issuances of the underlying Common Stock for purposes of adjustments to the conversion price. Whenever the conversion price is adjusted, the Company will promptly mail to holders of Preferred Stock a notice of adjustment briefly stating the facts requiring the adjustment and the manner of computing it. No adjustment of the conversion price will be required to be made in any case until cumulative adjustments amount to a change in the conversion price of 1% or more, but any such adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under the Certificate of Designations will be made either to the nearest cent or the nearest 1/100 of a share.

  Subject to the applicable right of the holders of shares of Preferred Stock upon a Change in Control, if the Company reclassifies or changes its outstanding Common Stock, or consolidates with or merges into or sells or conveys all or substantially all of the assets of the Company as an entirety to any person, or is a party to a merger or share exchange that reclassifies or changes its outstanding Common Stock, shares of Preferred Stock will become convertible into the kind and amount of shares of stock and other securities and property (including cash) that the holders of shares of Preferred Stock would have owned immediately after the transaction if the holders had converted such shares of Preferred Stock into Common Stock immediately before the effective date of the transaction. If in connection with any such reclassification, consolidation, merger, sale, transfer, or share exchange each holder of shares of Common Stock is entitled to elect to receive either securities, cash or other assets upon completion of such transaction, the Company will provide or cause to be provided to each holder of Preferred Stock the right to elect to receive the securities, cash or other assets into which the Preferred Stock held by such holder will be convertible after completion of any such transaction on the same terms and subject to the same conditions applicable to holders of the Common Stock (including, without limitation, notice of the right to elect, limitations on the period in which such election will be made and the effect of failing to exercise the election). The above will similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

  The Company will reserve and at all times keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Preferred Stock, such number of shares of its duly authorized Common Stock as will from time to time be sufficient to effect the conversion of all outstanding 9 1/4% Preferred Stock.

OPTIONAL REDEMPTION BY THE COMPANY

  The Preferred Stock may not be redeemed prior to December 15, 2000. On and after such date, shares of Preferred Stock may be redeemed at the option of the Company, in whole or in part (in any integral number of shares), upon not less than 30 nor more than 60 days' prior notice to each holder of record of the shares to be redeemed, by first-class mail at the redemption prices set forth below during the twelve-month periods beginning on December 15 of the years shown below, plus in each case an amount equal to accrued and unpaid dividends, if any, whether or not earned or declared, and Liquidated Damages (as defined), if any, to the redemption date.

                                                REDEMPTION PRICE
         YEAR                                      PER SHARE
         ----                                   ----------------
         2000..................................      $53.24
         2001..................................       52.78
         2002..................................       52.31
         2003..................................       51.85
         2004..................................       51.39
         2005..................................       50.93
         2006..................................       50.46
         2007 and thereafter...................       50.00

  If fewer than all of the shares of Preferred Stock are to be redeemed, the shares to be redeemed shall be selected by lot or pro rata or by any other equitable manner determined by the Board of Directors in its sole discretion. In the event that the Company has failed to pay accrued and unpaid dividends on, and Liquidated Damages, if any, with respect to, the Preferred Stock, it may not redeem any of the then outstanding shares of the Preferred Stock until all such accrued and unpaid dividends and Liquidated Damages (including accrued and unpaid dividends, if any, whether or not earned or declared, and Liquidated Damages, if any, from the most recent dividend payment date to and including the redemption date) have been paid in full. On and after the date fixed for redemption, provided that the redemption price (including any accrued and unpaid dividends and Liquidated Damages, if any, to and including the date fixed for redemption) has been duly paid or provided for, dividends shall cease to accrue on the Preferred Stock called for redemption, such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares as stockholders of the Company shall cease, except the right to receive the monies payable upon such redemption, without interest thereon, upon surrender of the certificates evidencing such shares.

SPECIAL CONVERSION RIGHTS UPON A CHANGE IN CONTROL

  The Preferred Stock has a special conversion right that becomes effective upon the occurrence of certain types of significant transactions affecting corporate control or ownership of the Company or the market for the Common Stock. The purpose of the special conversion right is to provide, as applicable, partial loss protection to holders of the Preferred Stock upon the occurrence of a Change in Control at a time when the Market Value (as defined below) of the Common Stock is less than the then prevailing conversion price. In such situations, the special conversion right would, for a limited period, reduce the then prevailing conversion price to the Market Value of the Common Stock, except that the conversion price will not be reduced to less than a minimum conversion price of $4.67 per share of Common Stock (which is 66 2/3% of the closing price of the Common Stock as of November 25, 1997, the date of the Offering Memorandum relating to the Original Offering, and which is subject to adjustment as described below). Consequently, to the extent that the Market Value of the Common Stock is less than the minimum conversion price, a holder will not be fully protected from loss upon exercise of the special conversion right.

  Under the Certificate of Designations, a "Change in Control" means the occurrence of any of the following events: (i) any person (including any entity or group deemed to be a "person" under Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) is or becomes the direct or indirect beneficial owner (as determined in accordance with Rule 13d-3 under the Exchange Act) of shares of the Company's capital stock representing greater than 50% of the total voting power of all shares of capital stock of the Company entitled to vote in the election of directors under ordinary circumstances or to elect a majority of the Board of Directors of the Company, (ii) the Company sells, transfers or otherwise disposes of all or substantially all of the assets of the Company, (iii) when, during any period of 12 consecutive months after the date of original issuance of the Preferred Stock, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Company (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office or (iv) the date of the consummation of the merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, would not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to 50% or more of all votes (without consideration of the rights of any class of stock to elect directors by a separate class vote) to which all stockholders of the corporation issuing cash or securities in the merger or consolidation would be entitled in the election of directors or where members of the Board of Directors of the Company, immediately prior to the merger or consolidation, would not immediately after the merger or consolidation, constitute a majority of the board of directors of the corporation issuing cash or securities in the merger or consolidation.

  As used herein, "Market Value" of a share of the Common Stock will be the average of the Closing Prices (as defined) of the Common Stock for the five trading days ending on the last trading day preceding the date of the Change in Control.

  As used herein, "Special Conversion Price" will mean the higher of the Market Value of the Common Stock or $4.67 per share (which amount will, each time the conversion price is adjusted, be adjusted so that the ratio of such amount to the conversion price, after giving effect to such adjustment, shall always be the same as the ratio of $4.67 to the initial conversion price without giving effect to any such adjustment).

  If a Change in Control occurs, a holder exercising a special conversion right will receive Common Stock or such other securities, property or cash as may be issuable upon conversion as provided in the Certificate of Designations; provided, however, the Company or its successor may, at its option, elect to provide the holder with cash equal to the Market Value of the number of shares of Common Stock into which the holder's 9 1/4% Preferred Stock is convertible at the Special Conversion Price. Preferred Stock that is not converted pursuant to a special conversion right will continue to be convertible pursuant to the general conversion rights described under the caption "--Conversion Rights" above.

LIQUIDATION RIGHTS

  In the event of any Liquidation of the Company, and after provision is made for any preferential amounts to which the holders of any preferred stock ranking senior to the Preferred Stock as to distributions of assets upon Liquidation may be entitled, holders of Preferred Stock will be entitled to receive from the Company's assets available for distribution to stockholders a liquidation preference in the amount of $50.00 per share, plus all accrued and unpaid dividends, whether or not declared, and Liquidated Damages, if any, with respect thereto, to the date of Liquidation. Holders of Preferred Stock will be entitled to receive such amount before any distribution is made on the Common Stock, Employee Preferred Stock, Series A Preferred Stock, if issued, or any other series or class of stock hereinafter issued that ranks junior as to distribution upon Liquidation to the Preferred Stock and will be entitled to such amount on a parity with the 8% Preferred Stock and every other series of the Company's preferred stock that ranks on a parity with the Preferred Stock as to distributions upon Liquidation. If the Company's assets are insufficient to make the required payment to holders of Preferred Stock and to the holders of the 8% Preferred Stock and all other series of then outstanding preferred stock which rank on a parity as to distribution upon Liquidation with the Preferred Stock, the Company's assets so available shall be distributed on a pro rata basis among the holders of the respective series of the parity preferred in proportion to the amount payable if the assets had been sufficient. The Preferred Stock ranks on parity as to distribution upon liquidation to the 8% Preferred Stock. Neither a consolidation or merger of the Company with another corporation nor a sale or transfer of all or substantially all of the Company's assets for cash, securities or other property will be considered a Liquidation of the Company for these purposes.

VOTING RIGHTS

  Except as indicated below or otherwise required by law, holders of Preferred Stock will have no voting rights. If at any time the equivalent of six quarterly dividends payable on the Preferred Stock are accrued and unpaid (whether or not consecutive and whether or not earned or declared), the holders of all outstanding shares of Preferred Stock, 8% Preferred Stock and any other stock ranking on a parity as to dividends with the shares of Preferred Stock and having similar voting rights then exercisable, voting separately as a class without regard to series, will be entitled to elect at the next annual or special meeting of the stockholders of the Company two directors to serve until all dividends accumulated and unpaid have been paid or declared and funds set aside to provide for payment in full. In exercising any such vote, each outstanding share of Preferred Stock will be entitled to one vote, excluding shares held by the Company or any entity controlled by the Company, which shares shall have no vote.

  In addition, without the vote or consent of the holders of at least a majority of shares of the Preferred Stock then outstanding, the Company may not (a) create or issue or increase the authorized number of shares of any class or series of stock ranking senior to the Preferred Stock either as to dividends or upon Liquidation, or any security convertible into or exercisable or exchangeable for such stock, (b) amend, alter or repeal any of the provisions of the Certificate of Designations or any other provision of the Certificate of Incorporation so as to affect adversely any right, preference, privilege or voting power of the Preferred Stock or the holders thereof, including, without limitation, the right of the holders of the Preferred Stock to receive Debentures upon the exercise of the option of the Company to exchange the Preferred Stock for Debentures as described below under "-- Exchange Provisions" or (c) authorize any reclassification of the Preferred Stock by merger or otherwise; provided, however, that any increase in the amount of authorized shares of such series or of any other series of preferred stock, in each case ranking on a parity with or junior to the Preferred Stock as to dividends and the distribution of assets upon Liquidation, will not be deemed to affect adversely such rights, preferences or voting powers.

EXCHANGE PROVISIONS

  The Preferred Stock may be exchanged, in whole but not in part, at the option of the Company, for Debentures on any dividend payment date beginning on December 15, 1999 at the rate of $50.00 principal amount of Debentures for each share of Preferred Stock outstanding at the time of exchange, provided that all accrued and unpaid dividends on, and Liquidated Damages, if any, with respect to, the Preferred Stock through the date of exchange have been paid or set aside for payment and certain other conditions are met. See "Description of Debentures." The Debentures will be issuable in denominations of $1,000 and integral multiples thereof. If the exchange results in an amount of Debentures that is not an integral multiple of $1,000, the amount in excess of the closest integral multiple of $1,000 will be paid in cash by the Company. The Company will mail written notice of its intention to exchange to each holder of record of the Preferred Stock not less than 30 nor more than 60 days prior to the date fixed for exchange.

  Upon the date fixed for exchange of the Preferred Stock for Debentures (the "Exchange Date"), the rights of holders of Preferred Stock as stockholders of the Company shall cease (except the right to receive accrued and unpaid dividends and Liquidated Damages, if any, to the Exchange Date) and their shares of Preferred Stock no longer will be deemed outstanding and will represent only the right to receive the Debentures and any accrued dividends on, and any Liquidated Damages with respect to, the Preferred Stock. If full cumulative dividends on, and Liquidated Damages, if any, with respect to, the Preferred Stock through the Exchange Date have not been paid in full, or if funds have not been set aside to provide for payment in full of such dividends and Liquidated Damages, if any, the Company may not exercise its option to exchange the Preferred Stock for the Debentures. The exchange of the Preferred Stock for the Debentures will be a taxable event and, therefore, may result in a tax liability for the holder exchanging such stock without any correlative cash payment to such holder. See "Certain Federal Income Tax Considerations-- Exchange for Debentures."

  In the event that the Company elects to exchange the Preferred Stock for the Debentures, the Company will endeavor to comply with all federal and state securities laws regulating the offer and delivery of the Debentures upon exchange of the Preferred Stock, including compliance with the Trust Indenture Act of 1939 (the "Trust Indenture Act").

REGISTRATION RIGHTS AGREEMENT

  At the initial closing of the sale (the "Initial Closing") of the Preferred Stock to the Initial Purchasers, the Company and the Initial Purchasers entered into the Registration Rights Agreement providing for the registration of resales of the Transfer Restricted Securities (as defined herein). See "Registration Rights Agreement."

TRANSFER AGENT, REGISTRAR AND DIVIDEND DISBURSING AGENT

  American Stock Transfer & Trust Company acts as transfer agent and registrar for the Common Stock and as transfer agent, registrar and dividend disbursing agent for the Preferred Stock (the "Transfer Agent").

                           DESCRIPTION OF DEBENTURES

  If the Company elects to exchange the Preferred Stock for the Debentures, the Company will issue the Debentures under an indenture (the "Indenture") to be entered into between the Company and a trustee selected by the Company reasonably satisfactory to the Initial Purchasers (together with any successor trustee, the "Trustee"), at a rate of $50.00 principal amount of Debentures for each share of Preferred Stock so exchanged. The terms of the Debentures include those set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act as in effect on the date of the Indenture. The Debentures are subject to all such terms. Copies of the proposed form of the Indenture can be obtained from the Initial Purchasers, upon request. The following description of certain provisions of the Indenture and the Debentures is intended as a summary only and is qualified in its entirety by reference to the Indenture and the Debentures, including the definitions in those documents of certain terms. Whenever particular articles, sections or defined terms of the Debentures, the Indenture or the Registration Rights Agreement are referred to, it is intended that those articles, sections or defined terms are to be incorporated by reference into this Prospectus.

GENERAL

  The Debentures will be unsecured, subordinated obligations of the Company, will be limited to an aggregate principal amount equal to the aggregate liquidation preference of the Preferred Stock and will mature on December 15, 2007. The Debentures will bear interest at the same annual rate as the annual rate shown on the cover of the Prospectus for the dividends payable on the Preferred Stock, from the date of issuance, or from the most recent interest payment date to which interest has been paid or provided for, payable semiannually in arrears on June 15 and December 15 of each year, commencing with the first of such dates to occur after the Exchange Date, to the person in whose name the Debenture is registered at the close of business on the preceding June 1 and December 1, as the case may be. Interest and Liquidated Damages, if any, will be payable to the holders of record as they appear on the register of the Company kept by the Registrar on such record dates, provided that holders of Debentures called for redemption on a redemption date falling between an interest payment record date and the interest payment date shall, in lieu of receiving such interest and Liquidated Damages, if any, on the interest payment date fixed therefor, receive such interest payment together with all other accrued and unpaid interest and Liquidated Damages, if any, on the date fixed for redemption (unless such holders convert such Debentures in accordance with the Indenture, in which case such holders will receive such payment on the corresponding interest payment date). Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Debentures will not be subject to any sinking fund. Principal of and premium, if any, and interest on, and Liquidated Damages, if any, with respect to, the Debentures will be payable, and the transfer of the Debentures will be registrable, at the office or agency of the Company maintained for such purposes. In addition, payment of interest and Liquidated Damages, if any, may, at the option of the Company, be made by check mailed to the address of the person entitled thereto as it appears in the register of the holders of Debentures.

  The Debentures will be issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. No service charge will be made for any registration of transfer or exchange of the Debentures, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any such transaction.

  The Indenture does not contain any restriction on the payment of dividends or the repurchase of securities of the Company (except in the case of an event of default under the Indenture) or any financial covenants. The covenants and provisions contained in the Debentures and the Indenture would not necessarily afford the holders of the Debentures protection in the event of a highly leveraged transaction involving the Company.

SUBORDINATION

  The payment of principal of and premium, if any, and interest on, and Liquidated Damages, if any, with respect to, the Debentures will, to the extent set forth in the Indenture, be subordinated and subject in right of payment to the prior payment in full of all Senior Indebtedness of the Company (as defined below), whether outstanding at the date of the Indenture or later incurred. In the event of any default in the payment of the principal of, or interest on, any Senior Indebtedness or any default permitting the acceleration of Senior Indebtedness where notice of such default has been given to the Company, no payment with respect to the payment of principal of and premium, if any, and interest on, and Liquidated Damages, if any, with respect to, the Debentures (including repurchases of the Debentures at the option of the holder) may be made by the Company unless and until such default has been cured or waived; provided that nothing in the above-described provision will prevent the making of any payment in respect of the Debentures for a period of more than 89 days after the date such written notice of default is given unless the maturity of the Senior Indebtedness has been accelerated, in which case no payment on the Debentures may be made until such acceleration has been waived or such Senior Indebtedness has been paid in full. Upon any payment or distribution of the Company's assets to creditors upon any dissolution, winding up, liquidation, reorganization, bankruptcy, insolvency, receivership or other proceedings relating to the Company, whether voluntary or involuntary, the holders of Senior Indebtedness will first be entitled to receive payment in full of all amounts due thereon before the holders of the Debentures will be entitled to receive any payment upon the principal of, premium, if any, and interest on, and Liquidated Damages, if any, with respect to, the Debentures.

  By reason of such subordination, in the event of the insolvency of the Company, holders of Debentures may recover less ratably than holders of Senior Indebtedness and other creditors of the Company.

  "Senior Indebtedness" is defined in the Indenture as the principal of, premium, if any, and interest on (a) any and all other indebtedness and obligations of the Company (including indebtedness of others guaranteed by the Company) other than the Debentures, whether or not contingent and whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, which (i) is for money borrowed; (ii) is evidenced by any bond, note, debenture or similar instrument; (iii) represents the unpaid balance on the purchase price of any property, business, or asset of any kind; (iv) is an obligation of the Company as lessee under any and all leases of property, equipment or other assets required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles; (v) is a reimbursement obligation of the Company with respect to letters of credit;
(vi) is an obligation of the Company with respect to interest swap obligations and foreign exchange agreements; or (vii) is an obligation of others secured by a lien to which any of the properties or assets (including, without limitation, leasehold interests and any other tangible or intangible property rights) of the Company are subject, whether or not the obligations secured thereby shall have been assumed by the Company or shall otherwise be the Company's legal liability, and (b) any deferrals, amendments, renewals, extensions, modifications and refundings of any indebtedness or obligations of the types referred to above; provided that Senior Indebtedness shall not include (i) the Debentures; (ii) any indebtedness or obligation of the Company which, by its terms or the terms of the instrument creating or evidencing it, is both subordinated to any other indebtedness or obligations of the Company and is not superior in right of payment to the Debentures (including debentures issued in exchange for the 8% Preferred Stock as in accordance with its terms); (iii) any indebtedness or obligation of the Company to any of its subsidiaries; and (iv) any indebtedness or obligation which is both incurred by the Company in connection with the purchase of assets, materials or services in the ordinary course of business and constitutes an unsecured trade payable.

  As of September 30, 1997, the amount of the Company's Senior Indebtedness aggregated approximately $965.1 million and the amount of the trade payables and other indebtedness of the Company's subsidiaries was immaterial in amount. The Debentures will be effectively subordinated to all rights of third party creditors of the Company's subsidiaries. The Company and its subsidiaries expect from time to time to incur additional indebtedness, including, but not limited to, Senior Indebtedness. The Indenture will not prohibit or limit the incurrence of such additional indebtedness.

CONVERSION RIGHTS

  The Debentures may be converted in denominations of $1,000 or integral multiples thereof at any time prior to maturity at the option of the holder into fully paid, nonassessable shares of Common Stock at a conversion price equal to the initial conversion price with respect to the Preferred Stock set forth on the cover page of this

Prospectus, as subsequently adjusted. The right to convert Debentures called for redemption will expire at the close of business on the second business day prior to the redemption date (the "Conversion Termination Date") (unless the Company shall default in making the redemption payment when due, in which case the conversion right shall terminate at the close of business on the date such default is cured and such Debenture is redeemed). In the case of redemption at the option of the holder as a result of a Change in Control, such right will terminate upon receipt by the Company of a written notice of the exercise of such option (unless the Company shall default in making the repurchase payment when due, in which case the conversion right shall terminate at the close of business on the date such default is cured and such Debenture is repurchased). For information as to notices of redemption, see "--Optional Redemption by the Company." Whenever the Company issues shares of Common Stock upon conversion of the Debentures, the Company will, subject to certain conditions, issue, together with each share of Common Stock, one Right, entitling the holder to purchase one one-hundredth of a share of Series A Preferred Stock under certain circumstances. See "Description of Capital Stock--Rights Plan."

  Holders of Debentures at the close of business on an interest payment record date shall be entitled to receive the interest and Liquidated Damages, if any, payable on the corresponding interest payment date notwithstanding the conversion thereof following the close of business on such interest payment record date and prior to the close of business on such interest payment date. However, Debentures surrendered for conversion during the period between the close of business on any interest payment record date and the close of business on the corresponding interest payment date (except Debentures called for redemption on a redemption date or with a Conversion Termination Date during such period) must be accompanied by payment of an amount equal to the interest payment and Liquidated Damages, if any, to be received on such interest payment date with respect to such Debentures presented for conversion. Except as provided above, the Company shall make no payment or allowance for unpaid interest on converted Debentures or for dividends on the shares of Common Stock issued upon such conversion.

  No fractional shares of Common Stock will be issued upon conversion but, in lieu thereof, an appropriate amount will be paid in cash based on the Closing Price (as defined in the Indenture) on the last trading day before the conversion date.

  The conversion price is subject to adjustment upon the occurrence of certain events, including (i) the issuance of shares of Common Stock as a dividend or distribution on the Common Stock, (ii) the subdivision or combination of the outstanding Common Stock, (iii) the issuance to all or substantially all holders of Common Stock of warrants, options or other rights to subscribe for or purchase Common Stock (or securities convertible into or exchangeable for Common Stock) at a price per share less than the then Average Current Market Price, (iv) the distribution to all or substantially all holders of Common Stock of shares of capital stock of the Company (other than Common Stock and shares of Series A Preferred Stock upon exercise of Rights), evidences of indebtedness, or other non-cash assets (including securities of any company other than the Company), (v) the distribution to all or substantially all holders of Common Stock warrants, options or other rights to subscribe for its securities (other than those referred to in clause (iii) above) and (vi) the distribution to all or substantially all holders of Common Stock of cash in an aggregate amount that (together with all other cash distributions to all or substantially all holders of Common Stock made within the preceding 12 months not triggering a conversion price adjustment) exceeds an amount equal to 20% of the Average Current Market Price on the business day immediately preceding the day on which the Company declares such distribution multiplied by the number of shares of Common Stock outstanding on such date (excluding shares held in the treasury of the Company). Issuances of options and securities convertible into Common Stock are deemed to be issuances of the underlying Common Stock for purposes of adjustments to the conversion price. Whenever the conversion price is adjusted, the Company will promptly mail to holders of the Debentures a notice of adjustment briefly stating the facts requiring the adjustment and the manner of computing it. No adjustment of the conversion price will be required to be made in any case until cumulative adjustments amount to a change in the conversion price of 1% or more, but any such adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under the Indenture will be made either to the nearest cent or the nearest 1/100 of a share.

  Subject to the applicable right of the holders of the Debentures upon a Change in Control, and subject to the provisions of the Indenture described below under "--Merger, Sale or Consolidation," if the Company reclassifies or changes its outstanding Common Stock, or consolidates with or merges into or sells or conveys all or substantially all of the assets of the Company as an entirety to any person, or is a party to a merger or share exchange that reclassifies or changes its outstanding Common Stock, the Debentures will become convertible into the kind and amount of shares of stock and other securities and property (including cash) that the holders of the Debentures would have owned immediately after the transaction if the holders had converted the Debentures into Common Stock immediately before the effective date of the transaction. If in connection with any such reclassification, consolidation, merger, sale, transfer, or share exchange each holder of shares of Common Stock is entitled to elect to receive either securities, cash or other assets upon completion of such transaction, the Company will provide or cause to be provided to each holder of the Debentures the right to elect to receive the securities, cash or other assets into which the Debentures held by such holder will be convertible after completion of any such transaction on the same terms and subject to the same conditions applicable to holders of the Common Stock (including, without limitation, notice of the right to elect, limitations on the period in which such election will be made and the effect of failing to exercise the election). The above will similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

  The Company will reserve and at all times keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Debentures, such number of shares of its duly authorized Common Stock as will from time to time be sufficient to effect the conversion of all outstanding Debentures.

OPTIONAL REDEMPTION BY THE COMPANY

  The Debentures may not be redeemed prior to December 15, 2000. On or after December 15, 2000, the Debentures may be redeemed at the option of the Company, in whole or in part (in any integral multiple of $1,000), upon not less than 30 and no more than 60 days' prior notice to each holder of the Debentures to be redeemed, by first-class mail, at the redemption prices (expressed as a percentage of principal amount) set forth below during the twelve-month periods beginning on December 15 of the years shown below, plus in each case an amount equal to accrued and unpaid interest and Liquidated Damages, if any, with respect to the Debentures to and including the redemption date.

                                         REDEMPTION PRICE
            YEAR                          PER DEBENTURE
            ----                         ----------------
            2000........................      106.48%
            2001........................      105.55%
            2002........................      104.63%
            2003........................      103.70%
            2004........................      102.78%
            2005........................      101.85%
            2006........................      100.93%

  If less than all of the Debentures are to be redeemed, the Debentures to be redeemed shall be selected by lot or pro rata or by any other equitable manner determined by the Trustee in its sole discretion. On or after the redemption date, interest will cease to accrue on the Debentures or portions thereof called for redemption.

PURCHASE OF DEBENTURES AT THE OPTION OF HOLDERS UPON A CHANGE IN CONTROL

  If at any time there occurs a Change in Control of the Company, each holder of Debentures shall have the right upon receipt of a Repurchase Right Notice (as defined in the Indenture), at such holder's option, to require the Company to repurchase all of such holder's Debentures, or a portion thereof which is $1,000 or any integral multiple thereof, on the date (the "Repurchase Date") that is no later than 45 days after the date of the Repurchase Right Notice at a repurchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the Repurchase Date and Liquidated Damages, if any, with respect to the Debentures.

  On or before the 30th day following any Change in Control, the Company, or, at the request of the Company, the Trustee, shall mail the Repurchase Right Notice to each holder of record of the Debentures and the Trustee stating (i) that a Change in Control has occurred and that such holder has the right to require the Company to repurchase such holder's Debentures, (ii) the Repurchase Date, (iii) the date by which the right to cause repurchase must be exercised, (iv) the price at which such repurchase is to be made, if the right to cause repurchase is exercised and (v) a description of the procedure which such holder must follow to exercise a right to cause repurchase. The Company shall deliver a copy of the Repurchase Right Notice to the Trustee. The Company shall also place such notice in a financial newspaper of general circulation in New York City. No failure of the Company to give the foregoing notice shall limit any such holder's right to exercise a repurchase right.

  To exercise the repurchase right, on or before the 30th day after the date of the Repurchase Right Notice, holders of Debentures must deliver written notice to the Company (or an agent designated by the Company for such purposes) of the holder's exercise of such right, together with the Debentures with respect to which the right is being exercised, duly endorsed for transfer. Such written notice shall be irrevocable except with respect to conversions permitted prior to the Repurchase Date.

  The definition of "Change in Control" in the Indenture will be identical to the definition of such term in the Certificate of Designations. See "Description of Preferred Stock--Special Conversion Rights Upon a Change in Control."

  The right to require the repurchase of Debentures shall not continue after a discharge of the Company from its obligations under the Debentures and the Indenture in accordance therewith. See "--Satisfaction and Discharge of the Indenture." Repurchase of the Debentures may, under certain circumstances, constitute a default or event of default under Senior Indebtedness then outstanding and, in such instances, repurchase of the Debentures would be prohibited unless and until such default has been cured or waived. See "-- Subordination." The failure to repurchase the Debentures in such instance would constitute an Event of Default. See "--Events of Default."

  If the Repurchase Date is between a regular record date for the payment of interest and the next succeeding interest payment date, any Debenture to be repurchased must be accompanied by payment of an amount equal to the interest and Liquidated Damages, if any, payable on such succeeding interest payment date on the principal amount to be repurchased, and the interest on the principal amount of the Debenture being repurchased, and Liquidated Damages, if any, with respect thereto, will be paid on such next succeeding interest payment date to the registered holder of such Debenture on the immediately preceding record date. A Debenture repurchased on an interest payment date need not be accompanied by any such payment, and the interest on the principal amount of the Debenture being repurchased and Liquidated Damages, if any, with respect thereto, will be paid on such interest payment date to the registered holder of such Debenture on the corresponding record date.

  Future indebtedness of the Company may contain prohibitions on the occurrence of certain events that would constitute a Change in Control or require such indebtedness to be purchased upon a Change in Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Debentures could cause a default under such indebtedness, even if the Change in Control itself does not, due to the financial effect of such purchase on the Company. Finally, the Company's ability to pay cash to the holders of Debentures following the occurrence of a Change in Control may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. The provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the Debentures as a result of a Change in Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Debentures.

  If any repurchase pursuant to the foregoing provisions constitutes an "issuer tender offer" as defined in Rule 13e-4 under the Exchange Act, the Company will comply with the requirements of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which then may be applicable, including the filing of an

Issuer Tender Offer Statement on Schedule 13E-4 with the Commission and the furnishing of certain information contained therein to the Debenture holders.

  One of the events which constitutes a Change in Control under the Indenture is the disposition of "all or substantially all" of the Company's assets. This term has not been interpreted under New York law (the law governing the Indenture) to represent a specific quantitative test. As a consequence, in the event the holders of the Debentures elect to require the Company to repurchase the Debentures and the Company elects to contest such election, there can be no assurance as to how a court interpreting New York law would interpret the phrase.

  The Company could, in the future, enter into certain significant transactions that would not constitute a Change in Control with respect to the Change in Control purchase feature of the Debentures. The Change in Control purchase feature of the Debentures may in certain circumstances make more difficult or discourage a takeover of the Company and, thus, the removal of incumbent management. The Change in Control purchase feature, however, is not the result of management's knowledge of any specific effort to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.

MERGER, SALE OR CONSOLIDATION

  Without limitation of the provisions of the Indenture described above regarding a Change in Control, the Company may merge, consolidate or transfer all or substantially all of its properties and assets as an entirety and the Company may permit any person to consolidate with or merge into the Company or transfer all or substantially all of its properties and assets as an entirety to the Company; provided that, among other things, (a) the successor person is the Company or another corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia that assumes the Company's obligations on the Debentures and under the Indenture and (b) immediately before and immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing.

EVENTS OF DEFAULT

  The following shall constitute Events of Default with respect to the
Debentures: (i) failure to pay the principal of, premium, if any, on, and Liquidated Damages, if any, with respect to, any Debenture when such amounts become due and payable at maturity, upon acceleration or otherwise, whether or not such payment is prohibited by the subordination provisions of the Indenture; (ii) failure to pay interest on the Debentures when due, whether or not such payment is prohibited by the subordination provisions of the Indenture, and such failure continues for a 30-day period; (iii) a default in the observance or performance of any other covenant or agreement of the Company in the Debentures or the Indenture that continues for the period and after the notice specified below; (iv) an event of default shall have occurred and be continuing under any other evidence of indebtedness of the Company or any of its subsidiaries, whether such indebtedness now exists or is created hereafter, which event of default results in the acceleration of such indebtedness which, together with any such other indebtedness so accelerated, aggregates more than $15 million and such acceleration is not rescinded or indebtedness is not paid or discharged for the period and after the notice specified below; (v) any final judgment or judgments for payment of money in excess of $15 million in the aggregate shall be rendered against the Company or a subsidiary and shall remain unstayed, unsatisfied or undischarged for the period and after the notice specified below; and (vi) certain events of bankruptcy, insolvency or reorganization. The Company is required to deliver to the Trustee within 120 days after the end of each fiscal year of the Company an officer's certificate stating whether or not the signatories know of any default by the Company under the Indenture and the Debentures and, if any default exists, describing such default.

  A default under clause (iii), (iv) or (v) above is not an Event of Default until the Trustee or the holders of at least 25% in principal amount of the then outstanding Debentures notify the Company of the default and the Company does not cure the default within 60 days with respect to clauses (iii) or (v), and within 30 days with respect to clause (iv), after receipt of the notice. The notice must specify the default, demand that it be remedied and state that the notice is a "Notice of Default." If the holders of 25% or more in principal amount of the then outstanding Debentures request the Trustee to give such notice on their behalf, the Trustee shall do so.

  In case an Event of Default (other than an Event of Default resulting from bankruptcy, insolvency or reorganization) shall have occurred and be continuing, the Trustee, by notice to the Company, or the holders of 25% or more of the principal amount of the Debentures then outstanding, by notice to the Company and the Trustee, may declare the principal amount of the Debentures, plus accrued interest and Liquidated Damages, if any, to be immediately due and payable. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization shall occur, such amounts shall be due and payable without any declaration or any act on the part of the Trustee or the holders of the Debentures. Such declaration of acceleration may be rescinded and past defaults may be waived by the holders of a majority of the principal amount of the Debentures then outstanding upon conditions provided in the Indenture, except a default in the payment of principal, or interest on, or Liquidated Damages, if any, with respect to, any Debenture or in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the holder of each Debenture. Except to enforce the right to receive payment when due of principal, premium, if any, interest, and Liquidated Damages, if any, no holder of a Debenture may institute any proceeding with respect to the Indenture or for any remedy thereunder unless such holder has previously given to the Trustee written notice of a continuing Event of Default and unless the holders of 25% or more of the principal amount of the Debentures then outstanding have requested the Trustee to institute proceedings in respect of such Event of Default and have offered the Trustee reasonable indemnity against loss, liability and expense to be thereby incurred, the Trustee has failed so to act for 60 days after receipt of the same and during such 60-day period the holders of a majority of the principal amount of the Debentures then outstanding have not given the Trustee a direction inconsistent with the request. Subject to certain restrictions, the holders of a majority in principal amount of the Debentures then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture, that is unduly prejudicial to the rights of any holder of a Debenture or that would involve the Trustee in personal liability and the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

MODIFICATIONS AND WAIVERS OF THE INDENTURE

  Supplemental indentures modifying or amending the Indenture may be made by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the then outstanding Debentures (or, prior to the issuance or the Debentures, with the consent of the holders of not less than a majority of the number of then outstanding shares of Preferred Stock); provided, however, that no such modification or amendment may, without the consent of all of the holders of the Debentures then outstanding (or, prior to the issuance of the Debentures, without the consent of all of the holders of the then outstanding shares of Preferred Stock), (i) extend the fixed maturity of any Debenture, reduce the rate or extend the time of payment of interest on, or Liquidated Damages, if any, with respect to, any Debenture, reduce the principal amount, or premium, if any, on, or Liquidated Damages, if any, with respect to, any Debenture, alter the redemption or mandatory repurchase provisions or adversely affect the repurchase rights with respect to any Debenture, impair the right of a holder to institute suit for payment thereof, change the currency in which the Debentures are payable or impair the right to convert the Debentures into stock, securities or other property or assets (including cash) subject to the terms set forth in the Indenture, (ii) except as permitted under the Indenture, increase the conversion price or otherwise modify or affect in any manner adverse to the holders of the Debentures the conversion provisions of the Indenture or (iii) reduce the percentage of Debentures (or the number of shares of Preferred Stock), the consent of the holders of which is required for any modification or waiver. The Indenture may not be amended to alter the subordination of any outstanding Debentures without consent of each holder of Senior Indebtedness then outstanding that would be adversely affected thereby. Without the consent of any holders of the Debentures, the Company and the Trustee may amend or supplement the Debentures or the Indenture to cure any ambiguity, defect or inconsistency, to provide for uncertificated Debentures in addition to or in place of certificated Debentures, to provide for the assumption of the Company's obligations to holders of the Debentures in the case of a merger or consolidation or transfer of all or substantially all of the Company's assets, or to make any change that does not materially adversely affect the rights of any holder of the Debentures.

  The holders of a majority in aggregate principal amount of outstanding Debentures may waive any past default under the Indenture, except a default in the payment of principal, premium, if any, interest or Liquidated Damages, if any, or default with respect to certain covenants under the Indenture.

  The consent of the holders of the Debentures is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After the amendment under the Indenture becomes effective, the Company is required to mail to holders of the Debentures a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Debentures, or any defect therein, will not impair or affect the validity of the amendment.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

  No past, present or future director, officer, employee, agent, manager, stockholder or other affiliate, as such, of the Company shall have any liability for any obligations of the Company under the Debentures or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of the Debentures by accepting a Debenture waives and releases all such liability.

SATISFACTION AND DISCHARGE OF THE INDENTURE

  The Indenture will provide that the Company may terminate its obligations under the Indenture at any time by delivering all outstanding Debentures to the Trustee for cancellation and paying all sums required to be paid pursuant to the terms of the Indenture. In addition, the Company will be permitted to terminate all of its obligations under the Indenture by irrevocably depositing with the Trustee money or U.S. government obligations sufficient to pay principal of and interest on and Liquidated Damages, if any, with respect to the Debentures to maturity or redemption and all other sums payable pursuant to the terms of the Indenture, after complying with certain other procedures set forth in the Indenture.

TRANSFER AND EXCHANGE

  A holder may transfer or exchange the Debentures in accordance with the Indenture. The Company may require a holder to, among other things, furnish appropriate endorsements and transfer documents and pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Debenture selected for redemption. Also, the Company is not required to transfer or exchange any Debenture for a period of 15 days before a selection of Debentures to be redeemed.

  The registered holder of a Debenture may be treated as the owner of it for all purposes.

DELIVERY AND FORM

  The Debentures to be issued upon exchange of the Preferred Stock as set forth herein will be issued in registered form. Transfers of Debentures must be made in accordance with the terms of the Indenture.

CONCERNING THE TRUSTEE

  The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, as described in the Trust Indenture Act, it must eliminate such conflict or resign.

REGISTRATION RIGHTS AGREEMENT

  At the Initial Closing, the Company and the Initial Purchasers entered into the Registration Rights Agreement providing for the registration of the resales of Transfer Restricted Securities. See "Registration Rights Agreement."

                         REGISTRATION RIGHTS AGREEMENT

  Pursuant to the Registration Rights Agreement between the Company and the Initial Purchasers, the Company was required to file and did file with the Commission, within 60 days after the date of original issuance of the Preferred Stock, the Registration Statement to register the resales of Transfer Restricted Securities by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the Registration Statement. The Company is obligated to use its reasonable best efforts to cause the Registration Statement to become effective within 150 days from the date of original issuance of the Preferred Stock and to keep such Registration Statement effective until the earlier of (i) the sale of all securities covered by the Registration Statement and (ii) the expiration of two years after the date of original issuance of the Preferred Stock or, if the period applicable under Rule 144(k) under the Securities Act, or any successor provision for such securities is shortened, such shorter period. For purposes of the foregoing, "Transfer Restricted Securities" means each share of Preferred Stock, each Debenture, or each underlying share of Common Stock, as applicable, until the date on which such share of Preferred Stock, Debenture or underlying share of Common Stock, as applicable, has been effectively registered under the Securities Act and disposed of in accordance with the Registration Statement, the date on which such share of Preferred Stock, Debenture or underlying share of Common Stock, as applicable, is distributed to the public pursuant to Rule 144 or the date on which such share of Preferred Stock, Debenture or underlying share of Common Stock, as applicable, may be sold or transferred pursuant to Rule 144(k) (or any similar provisions then in force).

  If the Registration Statement (i) has not been declared effective by the Commission within 150 days after December 2, 1997, or (ii) is filed and declared effective but shall thereafter cease to be effective (without being succeeded immediately by an additional Registration Statement filed and declared effective for any reason) for a period of time which shall exceed 90 days in the aggregate during any calendar year (each such event referred to in clauses (i) through (iii), a "Registration Default"), the Company will pay liquidated damages (the "Liquidated Damages") to each holder of Transfer Restricted Securities, during the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $0.0025 per week per share of Preferred Stock (subject to adjustment in the event of stock splits, stock recombinations, stock dividends and the like), $0.05 per week per $1,000 principal amount of Debentures and $0.01 per week per share (subject to adjustment in the event of stock splits, stock recombinations, stock dividends and the like) of Common Stock constituting Transfer Restricted Securities held by such holder. The amount of the Liquidated Damages will increase by an additional $0.0025 per week per share of Preferred Stock (subject to adjustment as set forth above), $0.05 per week per $1,000 principal amount of Debentures or $0.01 per week per share (subject to adjustment as set forth above) of Common Stock constituting Transfer Restricted Securities for each subsequent 90-day period until the Registration Statement is filed, declared effective, or the Registration Statement again becomes effective, as the case may be, up to a maximum amount of Liquidated Damages with respect to any Registration Default of $0.0125 per week per share of Preferred Stock (subject to adjustment as set forth above), $0.25 per week per $1,000 principal amount of Debentures or $0.05 per week per share (subject to adjustment as set forth above) of Common Stock constituting Transfer Restricted Securities. All accrued Liquidated Damages shall be paid to holders of Transfer Restricted Securities by wire transfer of immediately available funds or by Federal funds check by the Company on each dividend payment date, interest payment date, Repurchase Date (as defined in the Indenture), redemption date under the Indenture or Redemption Date (as defined in the Certificate of Designations), as applicable. If all of the outstanding shares of Preferred Stock or all of the outstanding principal amount of the Debentures have been converted, then the Liquidated Damages payment date will be the dividend payment date that would have been applicable had such Preferred Stock not been converted (unless all of the shares of Preferred Stock have been exchanged for Debentures, in which case the Liquidated Damages payment date will be the interest payment date that would have been applicable had such Debentures not been converted). Following the cure of a Registration Default, Liquidated Damages will cease to accrue with respect to such Registration Default. Liquidated Damages, to the extent payable, must be paid on the applicable dividend payment date regardless of whether or not a dividend on the Preferred Stock is paid on such date.

  Holders of the Preferred Stock, Debentures and Common Stock will be required to make certain representations to the Company (as described in the Registration Rights Agreement) and will be required to deliver information to be used in connection with the Registration Statement and to provide comments on the Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Preferred Stock, Debentures and Common Stock included in the Registration Statement and benefit from the provisions regarding Liquidated Damages set forth in the preceding paragraph. The Company has agreed to use its reasonable best efforts to file on a timely basis all such reports required to be filed under the Exchange Act as, and endeavor in good faith to take such other actions as, are reasonably necessary to enable any beneficial owner of Preferred Stock, Debentures or shares of Common Stock issuable upon conversion thereof to sell Transfer Restricted Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144, as such rule may be amended from time to time, (ii) Rule 144A, as such rule may be amended from time to time, or (iii) any similar rules or regulations hereafter adopted by the Commission.

                         DESCRIPTION OF CAPITAL STOCK

  Pursuant to TWA's Certificate of Incorporation, the Company has the authority to issue 287.5 million shares of capital stock, consisting of 150 million shares of Common Stock, and 137.5 million additional shares of preferred stock. The Certificate of Incorporation authorizes the Board of Directors to establish one or more series of preferred stock and to establish such relative voting, dividend, redemption, liquidation, conversion and other powers, preferences, rights, qualifications, limitations and restrictions as the Board of Directors may determine without further approval of the stockholders of the Company. The issuance of preferred stock by the Board of Directors could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a person or group to gain control of the Company. See "Certain Provisions of the Certificate of Incorporation, the By-laws and Delaware Law."

  The issuance of any series of preferred stock, and the relative powers, preferences, rights, qualifications, limitations and restrictions of such series, if and when established, will depend upon, among other things, the future capital needs of the Company, the then existing market conditions and other factors that, in the judgment of the Board of Directors, might warrant the issuance of preferred stock. At the date of this Prospectus, there are no plans, agreements or understandings relative to the issuance of any additional series of preferred stock other than the Preferred Stock and the Series A Preferred Stock issuable pursuant to the Rights.

DESCRIPTION OF COMMON STOCK

  The holders of the Common Stock are entitled to one vote per share on all matters voted on by stockholders, including elections of directors, and, except for the voting rights of the holders of Employee Preferred Stock (who are entitled to elect a total of four directors to the Board) and, under certain circumstances, the Preferred Stock and 8% Preferred Stock, and as otherwise required by law or provided in any resolution adopted by the Board of Directors with respect to any series of the preferred stock, the holders of such shares exclusively possess all voting power. The Certificate of Incorporation does not provide for cumulative voting in the election of directors but the Board is classified, which means that the holders of a majority of the shares entitled to vote at a meeting at which a quorum is present can elect all of the directors of the class then to be elected (except that the holders of a majority of the shares of Employee Preferred Stock are exclusively entitled to elect four labor directors) and the holders of the remaining shares would not be able to elect any directors at that meeting. Subject to any preferential rights of the 8% Preferred Stock, the Preferred Stock, or any other outstanding series of preferred stock entitled to vote in the election of directors, the holders of Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors from funds available therefor, and upon liquidation are entitled to receive pro rata all assets of the Company available for distribution to such holders. The holders of Common Stock have no preemptive rights and no rights to convert their shares of Common Stock into any other security. It is not presently anticipated that dividends will be paid on the Common Stock in the foreseeable future. All outstanding shares of Common Stock are fully paid and nonassessable, and the shares of Common Stock issuable upon conversion of the Preferred Stock and, if issued, upon conversion of the Debentures, will be, upon issuance, fully paid and nonassessable. As of December 31, 1997, 51,392,950 shares of Common Stock were issued and outstanding and were held by approximately 20,155 holders of record.

RIGHTS PLAN

  The Board of Directors of the Company declared a dividend distribution of one right (a "Right") for each outstanding share of Common Stock and Employee Preferred Stock (collectively, the "Voting Stock") payable to holders of record as of the close of business on January 12, 1996 (the "Record Date"). Each Right entitles the holder to purchase, after the Distribution Date (as defined below), from the Company one one-hundredth of a share of Series A Preferred Stock of the Company at a price of $47.50 (the "Purchase Price"). The description and terms of the Rights are set forth in a Rights Agreement, dated as of December 19, 1995 between the Company and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agent") as supplemented. The Rights Plan is set forth in full in the Rights Agreement and the description thereof herein is qualified in its entirety by reference to such Rights Agreement.

  Until the earlier to occur of (a) the tenth day after public announcement that any person or group has become the beneficial owner of at least 15% of the Company's Voting Stock (other than pursuant to a "Permitted Offer," as defined below) and (b) the tenth business day after the date of the commencement of a tender or exchange offer (other than a Permitted Offer) by any person which would, if consummated, result in such person becoming the beneficial owner of at least 20% of the Voting Stock (the earlier of such dates being hereinafter called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Voting Stock certificates outstanding as of the Record Date, by such Voting Stock certificates.

  Each share of Voting Stock issued or delivered by the Company (including shares issued upon conversion of the Preferred Stock or the Debentures) after the Record Date but prior to the earlier of the Distribution Date or the expiration of the Rights shall be accompanied by one Right.

  The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Voting Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender or transfer of any certificates for Voting Stock in respect of which Rights have been issued will also constitute the transfer of the Rights associated with the Voting Stock represented by such certificates. As soon as practicable after the Distribution Date, separate certificates evidencing the Rights (the "Right Certificates") will be mailed to holders of record of the Voting Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

  No Right is exercisable at any time prior to the Distribution Date. The Rights will expire on January 12, 2006 (the "Final Expiration Date") unless earlier exchanged or redeemed by the Company as described below. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including without limitation the right to vote or to receive dividends.

  Upon exercise, each Right shall be converted into one one-hundredth of a share of the Series A Preferred Stock. Holders of shares of Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, quarterly dividends in an amount per share equal to the greater of (a) $1.00 and (b) 100 times the aggregate per share amount of all cash dividends or other distributions (other than dividends payable solely in shares of Common Stock), declared on the Common Stock since the first dividend payment date with respect to the Series A Preferred Stock. Dividends payable on the Series A Preferred Stock are cumulative. In addition, in the event the Company enters into any consolidation, merger, combination or other transaction in which shares of Common Stock are exchanged for or changed into other stock or securities, shares of Series A Preferred Stock shall be similarly exchanged for or changed into 100 times the aggregate amount of stock, securities, cash or other consideration.

  Subject to the rights of holders of the Preferred Stock and the 8% Preferred Stock, holders of shares of Series A Preferred Stock are entitled to 100 votes on all matters submitted to a vote of the stockholders of TWA, voting together as a single class, except as otherwise required by applicable law. In the event dividends payable on the Series A Preferred Stock shall be in arrears in an amount equal to six quarterly payments, all holders of the Series A Preferred Stock together with other holders of preferred stock entitled to vote, shall, voting together as a single class be entitled to elect one director to the Company's Board of Directors.

  In the event that any person or group (an "Acquiring Person") becomes the beneficial owner of at least 15% of the Company's Voting Stock, then each Right (other than Rights beneficially owned by the Acquiring Person and certain affiliated persons) will entitle the holder to elect to receive, without payment of the Purchase Price, a number of shares of the Company's Common Stock having a market value equal to the Purchase Price. The term "Acquiring Person" does not include (i) the Company, any of its subsidiaries or any employee benefit plan of the Company, except for any such employee benefit plan acting in concert with a third party (other than another employee benefit plan of the Company) or (ii) any person or group which becomes the beneficial owner of at least 15% of the Voting Stock pursuant to a "Permitted Offer" (as defined below).

  "Permitted Offer" means a tender or exchange offer by a Person for all outstanding shares of Voting Stock, which is made at a price and on such other terms determined by at least a majority of the Continuing Directors (as defined below) to be in the best interests of the Company and its stockholders.

  In the event that, after any person has become an Acquiring Person, (i) the Company is involved in a merger or other business combination in which the Company is not the surviving corporation or its Voting Stock is exchanged for other securities or assets or (ii) the Company and/or one or more of its subsidiaries sell or otherwise transfer assets or earning power aggregating more than 50% of the assets or earning power of the Company and its subsidiaries, taken as a whole, then each Right will entitle the holder to purchase, for the Purchase Price, a number of shares of common stock of the other party to such business combination or sale (or in certain circumstances, an affiliate) having a market value of two times the Purchase Price.

  At any time after any person has become an Acquiring Person (but before any person becomes the beneficial owner of at least 50% of the Voting Stock), a majority of the Company's Continuing Directors may exchange all or part of the Rights (other than the Rights beneficially owned by the Acquiring Person and certain affiliated persons) for shares of Common Stock at an exchange ratio of one share of Common Stock per Right.

  "Continuing Director" means (i) any member of the Board of Directors who was a member of the Board prior to the time an Acquiring Person becomes such or
(ii) any person subsequently elected to the Board if he is recommended or approved by a majority of the Continuing Directors or, in the case of a successor to a director elected by holders of a series of Employee Preferred Stock, if such person is elected pursuant to the applicable terms of such Employee Preferred Stock. Continuing Directors do not include an Acquiring Person, an affiliate or associate of an Acquiring Person or any representative or nominee of the foregoing.

  The Company may redeem the Rights, in whole but not in part, at a price of $.01 per Right at any time prior to the close of business on the tenth day after public announcement that any person has become an Acquiring Person (subject to extension by a majority of the Continuing Directors).

  After the Distribution Date, the Rights Agreement may be amended in any respect that does not adversely affect the Rights holders (other than any Acquiring Person and certain affiliated persons). In addition, after any person has become an Acquiring Person, the Rights Agreement may be amended only with the approval of a majority of the Continuing Directors.

DESCRIPTION OF EMPLOYEE PREFERRED STOCK

  Pursuant to the '95 Reorganization, the Company issued an aggregate of 6,425,118 shares of Employee Preferred Stock to employee stock trusts for the benefit of certain domestic employees of the Company then represented by ALPA, IFFA and IAM pursuant to the terms of the '94 Labor Agreements (collectively, the "Employee Stock Trusts"). The Employee Preferred Stock was issued in three series designated ALPA Preferred Stock, IAM Preferred Stock and IFFA Preferred Stock. Except for an exclusive right to elect a certain number of directors to the Board of Directors and the liquidation preference described below under "--Liquidation Preference and Other Rights," the Employee Preferred Stock is the functional equivalent of Common Stock. The Employee Preferred Stock will be junior to the Preferred Stock, as to the payment of dividends and the distribution of assets upon Liquidation.

 Dividends

  Subject to the issuance by the Company of preferred stock with senior rights (including the Preferred Stock and 8% Preferred Stock), the holders of the Employee Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, dividends payable in cash, stock or otherwise. No dividends may be paid on the Common Stock unless an equivalent dividend is paid on the Employee Preferred Stock, and no dividends may be paid on the Employee Preferred Stock unless an equivalent dividend is paid on the Common Stock. It is not presently anticipated that dividends will be paid on the Employee Preferred Stock in the foreseeable future.

 Liquidation Preference and Other Rights

  Subject to the issuance by the Company of preferred stock with senior rights (including the Preferred Stock and 8% Preferred Stock), upon any liquidation of the Company, holders of the Employee Preferred Stock will be entitled to a liquidation preference equal to $.01 per share from TWA's net assets before any amounts are paid to, or on account of, the holders of Common Stock, and thereafter the remaining net assets of the Corporation will be distributed pro rata to the holders of the Employee Preferred Stock, the Common Stock and other equity securities of the Company which rank on a parity with such stock and with respect to such rights, all in accordance with their respective rights and interests. The Employee Preferred Stock does not have redemption rights.

 Automatic Conversion

  Each share of Employee Preferred Stock will automatically convert into one share of Common Stock upon the withdrawal of such share of Employee Preferred Stock from the Employee Stock Trust in which such share is held.

 Voting

  So long as any shares of ALPA Preferred Stock are outstanding, the holders of the ALPA Preferred Stock are entitled to one vote per share (i) on each matter submitted to a vote at a meeting of stockholders other than the election of directors and (ii) for the ALPA Director (defined below) to be elected at an annual meeting of stockholders. Such holders have the exclusive right to elect to the Board one director (the "ALPA Director"), which director shall be a Class II director.

  So long as any shares of IFFA Preferred Stock are outstanding, the holders of the IFFA Preferred Stock are entitled to one vote per share (i) on each matter submitted to a vote at a meeting of stockholders other than the election of directors and (ii) for the IFFA Director (defined below) to be elected at an annual meeting of stockholders. Such holders have the exclusive right to elect to the Board one director (the "IFFA Director"), which director shall be a Class II director.

  So long as any shares of IAM Preferred Stock are outstanding, the holders of the IAM Preferred Stock are entitled to one vote per share (i) on each matter submitted to a vote at a meeting of stockholders other than the election of directors and (ii) for the IAM Directors (defined below) to be elected at an annual meeting of stockholders. Such holders have the exclusive right to elect to the Board two directors (the "IAM Directors"), one of which directors shall be a Class II director and one of which shall be a Class III director.

 Amendment

  The Certificate of Designations, Preferences and Rights relating to each series of Employee Preferred Stock may be amended only upon the unanimous approval of the holders of the outstanding shares of such series of Employee Preferred Stock.

DESCRIPTION OF THE 8% PREFERRED STOCK

  The 8% Preferred Stock ranks on a parity with the Preferred Stock and on a parity with all other Preferred Stock, the terms of which expressly provide that it ranks on a parity with the 8% Preferred Stock with respect to dividends and amounts payable upon Liquidation. The 8% Preferred Stock ranks senior to the Common Stock, the Series A Preferred Stock, if issued, Employee Preferred Stock with respect to payment of dividends and amounts payable upon Liquidation.

 Dividends

  The holders of the 8% Preferred Stock are entitled to receive cumulative cash dividends at the rate of 8% (equivalent to $4.00 per share per annum), when, as and if declared by the Board of Directors out of funds legally available therefor. Dividends and liquidated damages, if any, are payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year (and, in the case of any accrued but unpaid dividends, at such additional times and for such interim periods, if any, as determined by the Board of Directors) to the holders of record on the record dates, which shall be not more than 30 days nor less than 10 days preceding the payment dates. Dividends on the 8% Preferred Stock commenced to accrue on March 18, 1996.

  If dividends are not paid in full upon the 8% Preferred Stock and any other preferred stock ranking on a parity as to dividends with the 8% Preferred Stock, all dividends declared upon shares of 8% Preferred Stock and such other preferred stock ranking on a parity as to dividends with the 8% Preferred Stock will be declared pro rata so that in all cases the amount of dividends declared per share on the 8% Preferred Stock and such other preferred stock bear to each other the same ratio that accrued and unpaid dividends per share on the shares of the 8% Preferred Stock and such other preferred stock bear to each other. Except as set forth above, unless full cumulative dividends or the 8% Preferred Stock have been paid and funds set aside, and all liquidated damages, if any, paid, dividends (other than dividends paid solely in Common Stock or other stock ranking junior as to dividends and liquidation preference) may not be paid or declared and set aside for payment and other distributions may not be made upon the Common Stock or on any other stock of the Company ranking junior to or on a parity with the 8% Preferred Stock as to dividends and liquidation preference. Under such circumstances, such stock may not be redeemed, purchased, or otherwise acquired for any consideration by the Company.

 Conversion Rights

  Each share of 8% Preferred Stock may be converted at any time at the option of the holder, unless previously redeemed or exchanged, into fully paid, nonassessable shares of Common Stock at an initial conversion price of $20.269 per share of Common Stock (equivalent to a conversion rate of approximately
2.467 shares of Common Stock for each share of 8% Preferred Stock), subject to adjustments in certain circumstances. The right to convert 8% Preferred Stock called for redemption will expire at the close of business on the fifth business day prior to the redemption date. Whenever the Company issues shares of Common Stock upon conversion of 8% Preferred Stock, the Company will, subject to certain conditions, issue, together with each share of Common Stock, one Right, entitling the holder to purchase one one-hundredth of a share of Series A Preferred Stock under certain circumstances.

  No fractional shares of Common Stock will be issued upon conversion but, in lieu thereof, an appropriate amount will be paid in cash based on the closing price on the last trading day before the conversion date. The conversion price is subject to adjustment upon the occurrence of certain events.

 Optional Redemption by the Company

  The 8% Preferred Stock may not be redeemed prior to March 15, 1999. On or after March 15, 1999, the 8% Preferred Stock may be redeemed, in whole or in part, at the option of the Company, at a at a redemption price of $52.80 in 1999 and at a redemption price decreasing by $0.40 increments each March 15 thereafter until 2006, from which time the redemption price shall be and remain $50.00, in each case, plus accrued and unpaid dividends thereon to the date fixed for redemption.

 Liquidation Rights

  Upon any Liquidation of the Company, and after provision is made for any preferential amounts to which the holders of any senior preferred stock may be entitled, holders of 8% Preferred Stock will be entitled to receive from the Company's assets available for distribution to all stockholders $50.00 per share plus all accrued and unpaid dividends through the date of distribution or determination whether or not declared, and liquidated damages, if any, before any distribution is made on the Employee Preferred Stock or Common Stock, Series A Preferred Stock (if issued) or any other capital stock ranking junior to the 8% Preferred Stock in respect of distributions of assets upon Liquidation. Neither a consolidation or merger of the Company with another corporation nor a sale or transfer of all or substantially all of the Company's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Company for these purposes.

 Voting Rights

  Except as indicated below or otherwise required by law, holders of 8% Preferred Stock have no voting rights. If at any time the equivalent of six quarterly dividends payable on the 8% Preferred Stock are accrued and unpaid, the holders of all outstanding shares of 8% Preferred Stock and any stock ranking on a parity as to dividends with the shares of 8% Preferred Stock and having similar voting rights then exercisable, voting separately as a class without regard to series, will be entitled to elect at the next annual or special meeting of the stockholders of the Company, two directors to serve until all dividends accumulated and unpaid have been paid or declared and funds set aside to provide for payment in full. In exercising any such vote, each outstanding share of 8% Preferred Stock will be entitled to one vote, excluding shares held by the Company or any entity controlled by the Company, which shares shall have no vote.

 Exchange Provisions

  Provided that all accrued and unpaid dividends and liquidated damages, if any, then owing on the 8% Preferred Stock have been paid, the 8% Preferred Stock is exchangeable in whole, but not in part, at the Company's option for the Company's Convertible Subordinated Debentures due 2006 (the "2006 Debentures") on any dividend payment date, beginning on March 15, 1998, at the rate of $50.00 principal amount thereof for each share of 8% Preferred stock outstanding at the time of exchange. The 2006 Debentures are issuable in denominations of $1,000 and integral multiples thereof. The 2006 Debentures, if issued, will be unsecured, subordinated obligations of the Company and will mature on March 15, 2006. The 2006 Debentures are convertible into fully paid nonassessable shares of Common Stock and may be redeemed on and after March 15, 1999 at the option of the Company.

            CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION,
                         THE BY-LAWS AND DELAWARE LAW

  The Certificate of Incorporation and the By-laws contain certain provisions that could make more difficult the acquisition of the Company by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company first to negotiate with the Company. The Company believes that the benefits of increased protection of the Company's potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms. In addition, pursuant to the '95 Reorganization and in connection with the adoption of the '94 Labor Agreements, the Company adopted certain amendments, both to the Certificate of Incorporation and the By-laws, relating to corporate governance matters. These amendments are designed to enhance the input of the Company's union employees or the directors nominated by them in the governance of the Company and to limit the ability to change the provisions of the Certificate of Incorporation in general and the By-laws in particular without broad support from the Company's voting stockholders. Such provisions will also make it more difficult to enact any change in the By-laws or to take any of the specified actions, if such changes or actions are opposed by a substantial constituency, including the Company's employees who are represented by organized labor. The description set forth below is intended as a summary only and is qualified in its entirety by reference to the Certificate of Incorporation and the By-laws.

BOARD OF DIRECTORS

  The Certificate of Incorporation and the By-laws provide that the number of directors constituting the entire Board of Directors will be fifteen. The By-laws also provide for the Board of Directors to be divided into three classes consisting of five directors each, with the term of each class expiring in a different year. Subject to any rights of holders of any class or series of the Company's preferred stock, a majority of the remaining directors then in office has the sole authority to fill any vacancies on the Board of Directors, provided, however, that any vacancies arising during the first or second term of a director will be filled by a nominee of the remaining directors who were nominated by the same Original Nominating Entity (as defined below) as the vacating director in accordance with the Certificate of Incorporation. See "Description of Capital Stock--Employee Preferred Stock." Any director elected to fill a vacancy will hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until the director's successor is elected and qualified. The Certificate of Incorporation provides that directors may be removed only by the affirmative vote of at least a majority of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. The affirmative vote of at least 80% of the Voting Stock (as defined herein), voting together as a single class, is required to amend or repeal, or adopt any provision inconsistent with, the provision of the Certificate of Incorporation relating to the number, election and terms of directors.

  "Original Nominating Entity" means, as applicable, each of the management of the Company, ALPA, IAM, and IFFA. Upon being certified to replace IFFA as the bargaining representative for the Company's flight attendants, the IAM became the nominating entity with respect to the director to be elected by holders of the IFFA Preferred Stock.

STOCKHOLDER ACTIONS AND SPECIAL MEETINGS

  The Certificate of Incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders, and prohibits, subject to the rights of holders of any class or series of the Company's preferred stock to the contrary, stockholder action by written consent in lieu of a meeting. The Certificate of Incorporation and By-laws provide that, subject to the rights of holders of any series of preferred stock, special meetings of stockholders can be called only by (i) the Chairman of the Board of Directors of the Company, (ii) the Corporate Secretary of the Company within ten calendar days after receipt of the written request of a majority of the total number of directors that the Corporation would have if there were no vacancies, and (iii) the Board of Directors after receipt by the Company of a written request executed by the holders of at least 35% of the outstanding Voting Stock of the Company, provided, however, that no separate special meeting will be required to be convened if the Board of Directors calls an annual or special meeting to be held no later than ninety (90) calendar days after receiving the request for a meeting and the purposes of such annual or special meeting of stockholders called by the Board of Directors include the purposes specified in the request. Business permitted to be conducted at a special meeting of stockholders is limited to the business (x) specified in the notice of meeting given by or at the direction of the chairman of the meeting or a majority of the entire Board of Directors or (y) otherwise properly brought before the meeting by the chairman of the meeting or at the direction of a majority of the entire Board of Directors. Moreover, the chairman of the annual or special meeting of the stockholders will determine whether any business sought to be brought before the meeting is properly brought.

  Pursuant to the Certificate of Incorporation, the By-laws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors and with regard to business to be brought before an annual meeting of stockholders of the Company.

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS

  The Certificate of Incorporation contains provisions requiring the affirmative vote of the holders of at least 80% of the Voting Stock, voting together as a single class, to amend certain provisions of the Certificate of Incorporation, primarily those related to anti-takeover provisions. In addition, the Certificate of Incorporation requires the affirmative vote of at least three-fourths of its issued and outstanding Voting Stock, voting as a single class and not as separate classes, to amend the By-laws by stockholder action. "Voting Stock" means the outstanding shares of all classes and series of capital stock of the Company entitled to vote generally in the election of directors of the Company and does not include any class or series of preferred stock of the Company unless the certificate of designations, preferences and rights for such class or series specifically states that such class or series shall be deemed "Voting Stock" for purposes of the Certificate of Incorporation. Employee Preferred Stock has been deemed Voting Stock and the Preferred Stock and 8% Preferred Stock are not Voting Stock. See "Description of Capital Stock."

BLOCKING COALITION

  Pursuant to the '94 Labor Agreements and in connection with the '95 Reorganization, the Company amended the By-laws to provide that certain actions (as set forth in the next paragraph) may not be approved by the Board of Directors if votes are cast against such actions by directors sufficient to constitute a "Blocking Coalition." A Blocking Coalition is defined as the negative votes of (i) a total of the four directors elected by the holders of the Employee Preferred Stock plus (ii) the negative votes of any two of the Company's other directors.

  Actions subject to disapproval by the Blocking Coalition include: (a) any sale, transfer or disposition, in a single or series of transactions, of at least 20% of the Company's assets, except for transactions in the ordinary course of business including aircraft transactions as part of a fleet management plan; (b) any merger of the Company into or with, or consolidation of the Company with any other entity; (c) any business combination within the meaning of Section 203 of the DGCL; (d) any dissolution or liquidation of the Company; (e) any filing of a petition for bankruptcy, reorganization or receivership under any state or federal bankruptcy, reorganization or insolvency law; (f) any repurchase, retirement or redemption of the Company's capital stock or other equity securities prior to their scheduled maturity or expiration, except for redemptions out of the proceeds of any substantially concurrent offering of comparable or junior securities and mandatory redemptions of any redeemable preferred stock of the Company; (g) any acquisition of assets, not related to the Company's current business as an air carrier, in a single transaction or a series of related transactions exceeding $50 million adjusted annually by the consumer price index; or (h) any sale of the Company's capital stock or securities convertible into capital stock of the Company to any person if (i) at the time of issuance or (ii) assuming conversion of all outstanding securities of the Company convertible into capital stock, such person or entity would beneficially own at least 20% of the capital stock of the Company.

SUPER MAJORITY VOTING PROVISIONS

  At all times before September 1, 2000, the Company must obtain the approval of at least two-thirds of the issued and outstanding Voting Stock of the Company, voting as a single class and not as separate classes, for the holders of such Voting Stock to approve certain actions, unless such matters have been approved by a vote of at least 80% of the Board of Directors then in office. Actions requiring such approval are the following: (i) any merger of the Company into or with, or consolidation of the Company with, any other entity;
(ii) any business combination within the meaning of Section 203 of the DGCL;
(iii) any dissolution or liquidation of the Company; or (iv) any repurchase, retirement or redemption of the Company's capital stock or other equity securities prior to their scheduled maturity or expiration, except for redemptions out of the proceeds of any substantially concurrent offering of comparable or junior securities, and mandatory redemptions of any redeemable preferred stock of the Company.

PREFERRED STOCK

  The Company believes that the ability of the Board of Directors to issue one or more series of preferred stock of the Company provides TWA with increased flexibility in structuring possible future financings and in meeting other corporate needs that might arise. The authorized shares of preferred stock, as well as shares of Common Stock, will be available for issuance without further action by TWA's stockholders, unless such action is required by applicable law or the rules of any stock exchange on which TWA securities may be listed. If the approval of TWA's stockholders is not required for the issuance of shares of preferred stock or Common Stock, the Board of Directors does not intend to seek stockholder approval. Although the Board of Directors has no intention of doing so, it could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of TWA and its stockholders. The Board of Directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

RIGHTS TO PURCHASE STOCK

  The Rights are intended to protect TWA's stockholders from certain non-negotiated takeover attempts which present the risk of a change of control on terms which may be less favorable to TWA's stockholders than would be available in a transaction negotiated with and approved by the Board of Directors of the Company. Although there can be no certainty as to the results of any particular negotiation, the Board of Directors believes that the interests of the stockholders are best served if any acquisition of TWA or a substantial percentage of the Common Stock results from arms-length negotiations and reflects the Board's or stockholders' careful consideration of the proposed terms of a transaction. In particular, the Rights are intended to help (a) reduce the risk of coercive, two-tiered, front-end loaded or partial offers which may not offer fair value to all stockholders, (b) mitigate against market accumulators who through open market or private purchases may achieve a position of substantial influence or control without paying to selling or remaining stockholders a fair control premium, and (c) deter market accumulators who are simply interested in putting a company "in play." See "Description of Capital Stock--Rights Plan."

ANTI-TAKEOVER STATUTE

  Section 203 of the DGCL is applicable to corporate takeovers in Delaware. Subject to certain exceptions set forth therein, Section 203 of the DGCL provides that a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the date that such stockholder becomes an interested stockholder unless (a) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares) or (c) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as specified therein, an interested stockholder is defined to include any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time within three years immediately prior to the relevant date, and the affiliates and associates of such person. Under certain circumstances, Section 203 of the DGCL makes it more difficult for an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation's certificate of incorporation or by-laws, elect not to be governed by this section, effective twelve months after adoption. The Certificate of Incorporation and the By-laws do not exclude TWA from the restrictions imposed under Section 203 of the DGCL, but do provide that a business combination within the meaning of Section 203 of the DGCL (i) may be approved without the approval of at least 66 2/3% of the Voting Stock if the business combination is approved by at least 80% of the directors then in office and (ii) may not be approved if votes are cast against the action by the Blocking Coalition. It is anticipated that the provisions of Section 203 of the DGCL and the provisions of the Certificate of Incorporation may encourage companies interested in acquiring TWA to negotiate in advance with the Board of Directors of TWA since the stockholder approval requirement would be avoided if 80% of the directors then in office approve either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  PROSPECTIVE PURCHASERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF ACQUIRING, HOLDING OR DISPOSING OF THE PREFERRED STOCK OR DEBENTURES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AND THE CONSEQUENCES UNDER FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

                             PLAN OF DISTRIBUTION

  The Company will not receive any of the proceeds from the sale of any Preferred Stock, Debentures or shares of Common Stock issuable upon conversion of the Preferred Stock or the Debentures pursuant to this Prospectus, all of which will be sold by Selling Holders. Such securities as offered hereby may be sold from time to time to purchasers directly by the Selling Holders; alternatively, the Selling Holders may from time to time offer such securities to and through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Holders or the purchasers of such securities for whom they may act as agents. The Selling Holders and any underwriters, broker/dealers or agents that participate in the distribution of such securities may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of such securities by them and any discounts, commissions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

  The Preferred Stock, the Debentures and the shares of Common Stock issuable upon conversion of such Preferred Stock or Debentures offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the such securities may be effected in transactions (which may involve crosses or block transactions)
(i) on any national securities exchange or quotation service on which the such securities may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market, or (iv) through the writing of options. At the time a particular offering of such securities is made, a Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of securities being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Holders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers.

  To comply with the securities laws of certain jurisdictions, if applicable, the Preferred Stock, the Debentures and the shares of Common Stock issuable upon conversion of such Preferred Stock or Debentures will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, such securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

  Pursuant to the Registration Rights Agreement, all expenses of the registration of Preferred Stock, the Debentures and the shares of Common Stock issuable upon conversion of such Preferred Stock or Debentures will be paid by the Company, including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the Selling Holders will pay all underwriting discounts and selling commissions, if any. The Company will indemnify the Selling Holders against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

                                 LEGAL MATTERS

  The validity of the Preferred Stock offered hereby was passed upon for the Company by Davis Polk & Wardwell of New York, New York.

                                    EXPERTS

  The consolidated financial statements of the Company of December 31, 1995 and 1996 and for each of the periods in the three year period ended December 31, 1996 have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The report of KPMG Peat Marwick LLP contains an explanatory paragraph indicating that the Company's recurring losses from operations and its limited sources of additional liquidity raise substantial doubt about the Company's ability to continue as a going concern. In addition, their report refers to the application of fresh start reporting in connection with the '95 Reorganization.

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 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.


                                ---------------


                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Available Information.....................................................   3
Incorporation of Certain Documents by Reference...........................   4
Prospectus Summary........................................................   5
Risk Factors..............................................................   9
Use of Proceeds...........................................................  19
Selected Consolidated Financial Data......................................  20
Selling Holders...........................................................  22
Description of Preferred Stock............................................  23
Description of Debentures.................................................  30
Registration Rights Agreement.............................................  38
Description of Capital Stock..............................................  40
Certain Provisions of the Certificate of Incorporation, the By-laws and
 Delaware Law.............................................................  46
Certain Federal Income Tax Considerations.................................  50
Plan of Distribution......................................................  50
Legal Matters.............................................................  51
Experts...................................................................  51

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                                  TRANS WORLD
                                AIRLINES, INC.

                              1,725,000 SHARES OF
                         9 1/4% CUMULATIVE CONVERTIBLE
                         EXCHANGEABLE PREFERRED STOCK
                          (PAR VALUE $.01 PER SHARE)
                         $86,250,000 PRINCIPAL AMOUNT
                      OF 9 1/4% CONVERTIBLE SUBORDINATED
                              DEBENTURES DUE 2007
                       10,917,525 SHARES OF COMMON STOCK


                              ------------------

                                  PROSPECTUS

                              ------------------

                             FEBRUARY 5, 1998

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

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      SEC registration fee............................................ $ 25,444
                                                                       --------
      Accounting fees.................................................   12,500*
                                                                       --------
      Legal fees......................................................  100,000*
                                                                       --------
      Miscellaneous...................................................   50,000*
                                                                       --------
       TOTAL.......................................................... $187,944
                                                                       ========

--------
* Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Under the Delaware General Corporation Law (the "DGCL"), directors, officers, employees and other individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than a derivative action) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of TWA and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of a derivative action, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such an action, and the DGCL requires court approval before there can be any indemnification of expenses where the person seeking indemnification has been found liable to TWA.

  The eleventh article of TWA's Third Amended and Restated Certificate of Incorporation ("Article Eleventh") provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Company may adopt By-Laws or enter into agreements with any such person for the purpose of providing for such indemnification.

  To the extent that a director or officer of the Company has been successful on the merits or otherwise (including without limitation settlement by nolo contendere) in defense of any action, suit or proceeding referred to in the immediately preceding paragraph, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

  Expenses incurred by an officer, director, employee or agent in defending or testifying in a civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Company against such expenses as authorized by Article Eleventh and the Company may adopt By-Laws or enter into agreements with such persons for the purpose of providing for such advances.

  The indemnification permitted by Article Eleventh shall not be deemed exclusive of any other rights to which any person may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

  The Company shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of Article Eleventh or otherwise.

  If the DGCL is amended to further expand the indemnification permitted to directors, officers, employees or agents of the Company, then the Company shall indemnify such persons to the fullest extent permitted by the DGCL, as so amended.

  The obligations of the Company to indemnify any person serving as one of its directors, officers or employees as of or following the Company's '93 Reorganization, by reason of such person's past or future service in such a capacity, or as a director, officer or employee of another corporation, partnership or other legal entity, to the extent provided in Article Eleventh or in similar constituent documents or by statutory law or written agreement of or with the Company, shall be deemed and treated as executory contracts assumed by the Company pursuant to the Company's '93 Reorganization. Accordingly, such indemnification obligations survive and were unaffected by the entry of the order confirming the Company's '93 Reorganization. The obligations of the Company to indemnify any person who, as of the '93 Reorganization, was no longer serving as one of its directors, officers or employees, which indemnity obligation arose by reason of such person's prior service in any such capacity, or as a director, officer or employee of another corporation, partnership or other legal entity, to the extent provided in the certificate of incorporation, by-laws or other constituent documents or by statutory law or written agreement of or with TWA were terminated and discharged pursuant to Section 502(e) of the United States Bankruptcy Code or otherwise, as of the date the '93 Reorganization was confirmed. Nothing contained in the Second Amended and Restated Certificate of Incorporation of the Company shall be deemed to reinstate any obligation of the Corporation to indemnify any person or entity, which was otherwise released under or in connection with the Comprehensive Settlement Agreement entered into pursuant to the '93 Reorganization.

ITEM 16. EXHIBITS

(a) Exhibits

*2.1  --Joint Plan of Reorganization, dated May 12, 1995 (Appendix B to the Registrant's
       Registration Statement on Form S-4, Registration Number 33-84944, as amended)
*2.2  --Modifications to Joint Plan of Reorganization, dated July 14, 1995 and
       Supplemental Modifications to Joint Plan of Reorganization dated August 2, 1995
       (Exhibit 2.5 to 6/95 10-Q)
*2.3  --Findings of Fact, Conclusions of Law and Order Confirming Modified Joint Plan of
       Reorganization, dated August 4, 1995, with Exhibits A-B attached (Exhibit 2.6 to
       6/95 10-Q)
*2.4  --Final Decree, dated December 28, 1995, related to the '95 Reorganization (Exhibit
       2.7 to 12/31/95 Form 10-K)
*4.1  --Voting Trust Agreement, dated November 3, 1993, between TWA and LaSalle National
       Trust, N.A. as trustee (Exhibit 4.3 to 9/93 10-Q)
*4.2  --IAM Trans World Employees' Stock Ownership Plan and related Trust Agreement, dated
       August 31, 1993, between TWA, the IAM Plan Trustee Committee and the IAM Trustee
       (Exhibit to 9/93 10-Q)
*4.3  --IFFA Trans World Employees' Stock Ownership Plan and related Trust Agreement, dated August 31, 1993, between TWA, the IFFA Plan Trustee Committee and the IFFA
       Trustee (Exhibit 4.5 to 9/93 10-Q)
*4.4  --Trans World Airlines, Inc. Employee Stock Ownership Plan, dated August 31, 1993,
       First Amendment thereto, dated October 31, 1993, and related Trust Agreement, dated
       August 31, 1993, between TWA and the ESOP Trustee (Exhibit 4.6 to 9/93 10-Q)

*4.5   --ALPA Stock Trust, dated August 31, 1993, between TWA and the ALPA Trustee (Exhibit
        4.7 to 9/93 10-Q)
*4.6   --Stockholders Agreement, dated November 3, 1993, among TWA, LaSalle National Trust,
        N.A., as Voting Trustee and the ALPA Trustee, IAM Trustee, IFFA Trustee and Other
        Employee Trustee (each as defined therein), as amended by the Addendum to
        Stockholders dated November 3, 1993 (Exhibit 4.8 to 9/93 10-Q)
*4.7   --Registration Rights Agreement, dated November 3, 1993, between TWA and the Initial
        Significant Holders (Exhibit 4.9 to 9/93 10-Q)
*4.8   --Indenture between TWA and Harris Trust and Savings Bank, dated November 3, 1993 relating to TWA's 8% Senior Secured Notes Due 2000 (Exhibit 4.11 to 9/93 10-Q)
*4.9   --Indenture between TWA and American National Bank and Trust Company of Chicago,
        N.A., dated November 3, 1993 relating to TWA's 8% Secured Notes Due 2001 (Exhibit
        4.12 to 9/93 10-Q)
*4.10  --The TWA Air Line Pilots 1995 Employee Stock Ownership Plan, effective as of
        January 1, 1995 (Exhibit 4.12 to 9/95 10-Q)
*4.11  --TWA Air Line Pilots Supplemental Stock Plan, effective September 1, 1994 (Exhibit
        4.13 to 9/95 10-Q)
*4.12  --TWA Air Line Pilots Supplemental Stock Plan Trust, effective August 23, 1995
        (Exhibit 4.14 to 9/95 10-Q)
*4.13  --TWA Air Line Pilots Supplemental Stock Plan Custodial Agreement, effective August
        23, 1995 (Exhibit 4.15 to 9/95 10-Q)
*4.14  --Form of Indenture relating to TWA's 8% Convertible Subordinated Debentures Due
        2006 (Exhibit 4.16 to Registrant's Registration Statement on Form S-3, Registration
        No. 333-04977)
*4.15  --Indenture dated as of March 31, 1997 between TWA and First Security Bank, National
        Association relating to TWA's 12% Senior Secured Notes due 2002 (Exhibit 4.15 to
        Registrant's Registration Statement on Form S-4, No. 333-26645)
*4.16  --Form of 12% Senior Secured Note due 2002 (contained in Indenture filed as Exhibit
        4.15)
*4.17  --Registration Rights Agreement dated as of March 31, 1997 between the Company and the Initial Purchaser relating to the 12% Senior Secured Notes due 2002 and the warrants to purchase 126.26 shares of TWA Common Stock (Exhibit 4.17 to
        Registrant's Registration Statement on Form S-4, No. 333-26645)
*4.18  --Warrant Agreement dated as of March 31, 1997 between the Company and American
        Stock Transfer & Trust Company, as Warrant Agent, relating to warrants to purchase
        126.26 shares of TWA Common Stock (Exhibit 4.18 to Registrant's Registration
        Statement on Form S-4, No. 333-26645)
 4.19  --Form of Indenture relating to TWA's 9 1/4% Convertible Subordinated Debentures due
        2007(2)
 4.20  --Registration Rights Agreement dated as of December 2, 1997 between the Company and the Initial Purchasers(2)
 4.21  --Indenture dated as of December 9, 1997 by and between TWA and First Security Bank,
        National Association, as Trustee, relating to TWA's 11 1/2% Senior Secured Notes due 2004(1)
 4.22  --Form of 11 1/2% Senior Secured Note due 2004 (contained in Indenture filed as
        Exhibit 4.21)
 4.23  --Registration Rights Agreement dated as of December 9, 1997 among the Company and
        Lazard Freres & Co. LLC and PaineWebber Incorporated, as initial purchasers, relating to TWA's 11 1/2% Senior Secured Notes due 2004(1)
 4.24  --Sale and Service Agreement dated as of December 30, 1997 between TWA and
        Constellation Finance LLC, as purchaser, relating to TWA's receivables(1)
 5     --Opinion of Davis Polk & Wardell, Counsel of the Registrant, regarding the validity of the securities being registered(2)

 12    --Statement of Computation of Ratio of Earnings to Combined Fixed Charges and
        Preferred Stock Dividends(2)
 23.1  --Consent of KPMG Peat Marwick LLP(2)
 23.2  --Consent of Davis Polk & Wardwell (included in Exhibit 5 hereto)
 24    --Powers of Attorney(3)
*27    --Financial Data Schedule (included in the Company's 12/31/96 10-K)

--------
* Incorporated by reference

(1) Incorporated herein by reference to the exhibit of the same number in the Registrant's Registration Statement on Form S-4, Registration Number 333-44661 filed on January 21, 1998.

(2) Previously filed with this Registration Statement on January 22, 1998.

(3) Those Powers of Attorney which were received subsequent to the previous filing of this Registration Statement on January 22, 1998 are included as appropriately marked exhibits to this Amendment No. 1 to the Registration Statement on Form S-3, Registration Number 333-44689.

                              REPORTS ON FORM 8-K

                                     NONE

ITEM 17. UNDERTAKINGS

  A. Undertaking Pursuant to Rule 415

  The Company hereby undertakes:

    (1) To file, during any period in which offers of sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  B. Undertaking Regarding Filings Incorporating Subsequent Exchange Act Documents by Reference

  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of its Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act); that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  C. Undertaking in Respect of Indemnification

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT ON FORM S-3 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF ST. LOUIS, STATE OF MISSOURI, ON FEBRUARY 5, 1998.

                                          TRANS WORLD AIRLINES, INC.

                                                  /s/ Michael J. Palumbo
                                          By
                                            -----------------------------------
                                            MICHAEL J. PALUMBO
                                            SENIOR VICE PRESIDENT
                                            AND CHIEF FINANCIAL OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT ON FORM S-3 HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURES                        TITLE                 DATE

        /s/ Gerald L. Gitner           Chairman, Chief
-------------------------------------   Executive Officer        February 5,
          GERALD L. GITNER              and Director              1998
                                        (Principal
                                        Executive Officer)

       /s/ Michael J. Palumbo          Senior Vice
-------------------------------------   President and Chief      February 5,
         MICHAEL J. PALUMBO             Financial Officer         1998
                                        (Principal
                                        Financial Officer
                                        and Principal
                                        Accounting Officer)

                  *                    Director
-------------------------------------                            February 5,
         WILLIAM F. COMPTON                                       1998

                  *                    Director
-------------------------------------                            February 5,
          JOHN W. BACHMANN                                        1998

                  *                    Director
-------------------------------------                            February 5,
          EUGENE P. CONESE                                        1998

                  *                    Director
-------------------------------------                            February 5,
         WILLIAM M. HOFFMAN                                       1998

-------------------------------------  Director                  February  ,
                                                                  1998
         EDGAR M. HOUSE

                  *                    Director
-------------------------------------                            February 5,
         THOMAS H. JACOBSEN                                       1998

                  *                    Director
-------------------------------------                            February 5,
            MYRON KAPLAN                                          1998

                  *                    Director
-------------------------------------                            February 5,
          DAVID M. KENNEDY                                        1998

             SIGNATURES                         TITLE                DATE

                                        Director
               *                                                 February 5,
-------------------------------------                             1998
          MERRILL A. MCPEAK

                  *                     Director
-------------------------------------                            February 5,
          THOMAS F. MEAGHER                                       1998

                  *                     Director
-------------------------------------                            February 5,
         WILLIAM O'DRISCOLL                                       1998

                  *                     Director
-------------------------------------                            February 5,
        G. JOSEPH REDDINGTON                                      1998

                  *                     Director
-------------------------------------                            February 5,
         BLANCHE M. TOUHILL                                       1998

                  *                     Director
-------------------------------------                            February 5,
         STEPHEN M. TUMBLIN                                       1998

* By:/s/ Kathleen A. Soled                                       February 5,
  ----------------------------------                              1998

 KATHLEEN A. SOLED, AS ATTORNEY-IN-
              FACT

                                 EXHIBIT INDEX

EXHIBIT
  NO.                                        DESCRIPTION
-------                                      -----------
*2.1     --Joint Plan of Reorganization, dated May 12, 1995 (Appendix B to the Registrant's
          Registration Statement on Form S-4, Registration Number 33-84944, as amended)
*2.2     --Modifications to Joint Plan of Reorganization, dated July 14, 1995 and
          Supplemental Modifications to Joint Plan of Reorganization dated August 2, 1995
          (Exhibit 2.5 to 6/95 10-Q)
*2.3     --Findings of Fact, Conclusions of Law and Order Confirming Modified Joint Plan of
          Reorganization, dated August 4, 1995, with Exhibits A-B attached (Exhibit 2.6 to
          6/95 10-Q)
*2.4     --Final Decree, dated December 28, 1995, related to the '95 Reorganization (Exhibit
          2.7 to 12/31/95 Form 10-K)
*4.1     --Voting Trust Agreement, dated November 3, 1993, between TWA and LaSalle National
          Trust, N.A. as trustee (Exhibit 4.3 to 9/93 10-Q)
*4.2     --IAM Trans World Employees' Stock Ownership Plan and related Trust Agreement, dated
          August 31, 1993, between TWA, the IAM Plan Trustee Committee and the IAM Trustee
          (Exhibit to 9/93 10-Q)
*4.3     --IFFA Trans World Employees' Stock Ownership Plan and related Trust Agreement, dated August 31, 1993, between TWA, the IFFA Plan Trustee Committee and the IFFA
          Trustee (Exhibit 4.5 to 9/93 10-Q)
*4.4     --Trans World Airlines, Inc. Employee Stock Ownership Plan, dated August 31, 1993,
          First Amendment thereto, dated October 31, 1993, and related Trust Agreement, dated
          August 31, 1993, between TWA and the ESOP Trustee (Exhibit 4.6 to 9/93 10-Q)
*4.5     --ALPA Stock Trust, dated August 31, 1993, between TWA and the ALPA Trustee (Exhibit
          4.7 to 9/93 10-Q)
*4.6     --Stockholders Agreement, dated November 3, 1993, among TWA, LaSalle National Trust,
          N.A., as Voting Trustee and the ALPA Trustee, IAM Trustee, IFFA Trustee and Other
          Employee Trustee (each as defined therein), as amended by the Addendum to
          Stockholders dated November 3, 1993 (Exhibit 4.8 to 9/93 10-Q)
*4.7     --Registration Rights Agreement, dated November 3, 1993, between TWA and the Initial
          Significant Holders (Exhibit 4.9 to 9/93 10-Q)
*4.8     --Indenture between TWA and Harris Trust and Savings Bank, dated November 3, 1993 relating to TWA's 8% Senior Secured Notes Due 2000 (Exhibit 4.11 to 9/93 10-Q)
*4.9     --Indenture between TWA and American National Bank and Trust Company of Chicago,
          N.A., dated November 3, 1993 relating to TWA's 8% Secured Notes Due 2001 (Exhibit
          4.12 to 9/93 10-Q)
*4.10    --The TWA Air Line Pilots 1995 Employee Stock Ownership Plan, effective as of
          January 1, 1995 (Exhibit 4.12 to 9/95 10-Q)
*4.11    --TWA Air Line Pilots Supplemental Stock Plan, effective September 1, 1994 (Exhibit
          4.13 to 9/95 10-Q)
*4.12    --TWA Air Line Pilots Supplemental Stock Plan Trust, effective August 23, 1995
          (Exhibit 4.14 to 9/95 10-Q)
*4.13    --TWA Air Line Pilots Supplemental Stock Plan Custodial Agreement, effective August
          23, 1995 (Exhibit 4.15 to 9/95 10-Q)
*4.14    --Form of Indenture relating to TWA's 8% Convertible Subordinated Debentures Due
          2006 (Exhibit 4.16 to Registrant's Registration Statement on Form S-3, Registration
          No. 333-04977)
*4.15    --Indenture dated as of March 31, 1997 between TWA and First Security Bank, National
          Association relating to TWA's 12% Senior Secured Notes due 2002 (Exhibit 4.15 to
          Registrant's Registration Statement on Form S-4, No. 333-26645)

EXHIBIT
  NO.                                        DESCRIPTION
-------                                      -----------
*4.16    --Form of 12% Senior Secured Note due 2002 (contained in Indenture filed as Exhibit
          4.15)
*4.17    --Registration Rights Agreement dated as of March 31, 1997 between the Company and the Initial Purchaser relating to the 12% Senior Secured Notes due 2002 and the warrants to purchase 126.26 shares of TWA Common Stock (Exhibit 4.17 to
          Registrant's Registration Statement on Form S-4, No. 333-26645)
*4.18    --Warrant Agreement dated as of March 31, 1997 between the Company and American
          Stock Transfer & Trust Company, as Warrant Agent, relating to warrants to purchase
          126.26 shares of TWA Common Stock (Exhibit 4.18 to Registrant's Registration
          Statement on Form S-4, No. 333-26645)
 4.19    --Form of Indenture relating to TWA's 9 1/4% Convertible Subordinated Debentures due
          2007(2)
 4.20    --Registration Rights Agreement dated as of December 2, 1997 between the Company and the Initial Purchases(2)
 4.21    --Indenture dated as of December 9, 1997 by and between TWA and First Security Bank,
          National Association, as Trustee, relating to TWA's 11 1/2% Senior Secured Notes due 2004(1)
 4.22    --Form of 11 1/2% Senior Secured Note due 2004 (contained in Indenture filed as
          Exhibit 4.21)
 4.23    --Registration Rights Agreement dated as of December 9, 1997 among the Company and
          Lazard Freres & Co. LLC and PaineWebber Incorporated, as initial purchasers, relating to TWA's 11 1/2% Senior Secured Notes due 2004(1)
 4.24    --Sale and Service Agreement dated as of December 30, 1997 between TWA and
          Constellation Finance LLC, as purchaser, relating to TWA's receivables(1)
 5       --Opinion of Davis Polk & Wardell, Counsel of the Registrant, regarding the validity of the securities being registered(2)
 12      --Statement of Computation of Ratio of Earnings to Combined Fixed Charges and
          Preferred Stock Dividends(2)
 23.1    --Consent of KPMG Peat Marwick LLP(2)
 23.2    --Consent of Davis Polk & Wardwell (included in Exhibit 5 hereto)
 24      --Powers of Attorney(3)
*27      --Financial Data Schedule (included in the Company's 12/31/96 10-K)

--------
* Incorporated by reference

(1) Incorporated herein by reference to the exhibit of the same number in the Registrant's Registration Statement on Form S-4, Registration Number 333-44661 filed on January 21, 1998.

(2) Previously filed with this Registration Statement on January 22, 1998.

(3) Those Powers of Attorney which were received subsequent to the previous filing of this Registration Statement on January 22, 1998 are included as appropriately marked exhibits to this Amendment No. 1 to the Registration Statement on Form S-3, Registration Number 333-44689.